UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☑

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WIND RIVER SYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 18, 2009

To Our Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Wind River Systems, Inc. The Annual Meeting will be held on Thursday, June 18, 2009, at 9:00 a.m. local time at Wind River’s headquarters located at 500 Wind River Way, Alameda, California. The items of business are:

1.	The election of our Board of Directors;

2.	The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2010; and

3.	Approval of amendments to Wind River’s 2005 Equity Incentive Plan (i) to increase the aggregate number of shares of Wind River’s Common Stock authorized and reserved for issuance under the plan by 3,600,000 shares; (ii) to permit awards granted under the plan to continue to qualify as deductible “performance based compensation” within the meaning of Internal Revenue Code Section 162(m); and (iii) to revise the permissible performance goals and annual share limits applicable to certain plan awards intended to qualify as deductible “performance based compensation” within the meaning of Internal Revenue Code Section 162(m).

In addition, we may transact such other business as may properly come before the Annual Meeting or any continuations, adjournments or postponements thereof. We are not aware of any other business to come before the Annual Meeting.

These items of business are more fully described in the Proxy Statement that accompanies this Notice of Annual Meeting. Please read the Proxy Statement carefully.

Only stockholders of record at the close of business on April 21, 2009 are entitled to vote at the Annual Meeting. The Notice of Internet Availability of Proxy materials and this Notice, the Proxy Statement and the Annual Report on Form 10-K are first being mailed to stockholders and posted on our website on or about May 6, 2009. Whether or not you plan to attend the Annual Meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials or the Proxy Statement, using the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. The Proxy Statement describes proxy voting in more detail. Any stockholder of record attending the Annual Meeting may vote in person, even if he or she has voted over the Internet, by telephone or has returned a completed proxy card.

We encourage you to sign up for electronic delivery of future Wind River annual reports and proxy materials in order to conserve natural resources and help us save costs in producing and distributing these materials. If you wish to receive electronic copies of or access to our current and/or future annual report and proxy materials, please follow the instructions contained on the Notice of Internet Availability of Proxy materials or the enclosed proxy card, call our Investor Relations department at 1-866-296-5361, email our Investor Relations department at ir@windriver.com or visit our Investor Relations website at http://ir.windriver.com.

By Order of the Board of Directors,

Ian Halifax

Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary

Alameda, California

May 4, 2009

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE. PLEASE VOTE OVER THE INTERNET AT WWW.PROXYVOTE.COM OR BY TELEPHONE 1-800-690-6903. ALTERNATIVELY, YOU MAY REQUEST A PAPER PROXY CARD, WHICH YOU MAY COMPLETE, SIGN AND RETURN BY MAIL.

PROXY STATEMENT FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 18, 2009

INFORMATION CONCERNING SOLICITATION

The Board of Directors of Wind River Systems, Inc. (“Wind River” or the “Company”) is soliciting proxies for Wind River’s 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 18, 2009, at 9:00 a.m. local time, or at any continuations, adjournments or postponements thereof. The purposes of the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Wind River’s headquarters located at 500 Wind River Way, Alameda, California 94501.

Pursuant to rules promulgated by the Securities & Exchange Commission (the “SEC”), Wind River is providing access to its proxy materials over the Internet, in addition to mailing a printed copy of our proxy materials to certain stockholders. Accordingly, Wind River will mail, on or before May 8, 2009, a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to its stockholders of record and beneficial owners as of the close of business on April 21, 2009. On the date of mailing of the Notice of Internet Availability, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the Notice of Internet Availability. These proxy materials will be available free of charge.

The Notice of Internet Availability will identify the website where the proxy materials will be made available; the date, the time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a list of the materials being made available at the specified website; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the proxy statement, our annual report to stockholders and a form of proxy relating to the Annual Meeting and all of Wind River’s future stockholders’ meetings; information on how to access the form of proxy, including the control number needed to access the form of proxy; and information on how to obtain directions to attend the meeting and vote in person. Although the Annual Report and this Proxy Statement are being mailed together, the Annual Report is not a part of this Proxy Statement.

Stockholders may obtain a free copy of our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as exhibits and amendments to those reports, on the day of filing with the SEC, on our website at http://www.windriver.com or by contacting the Investor Relations Department at our corporate offices by calling (866) 296-5361. Stockholders may also read or copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549, and may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access the SEC’s website at http://www.sec.gov.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Who may vote?

You may vote at the Annual Meeting if you owned your shares as of the close of business on April 21, 2009, which is referred to as the “Record Date.” As of the Record Date, we had a total of 76,817,233 shares of common stock (“Common Stock”) outstanding, which were held of record by 564 stockholders. As of the Record Date, we had no shares of preferred stock outstanding. You are entitled to one vote for each share of our Common Stock that you own as of the close of business on the Record Date.

How do I vote my proxy?

If your shares of Common Stock are held by a broker, bank or other nominee, you will receive instructions from them that you must follow in order to have your shares voted. If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your Common Stock by:

•	voting via the Internet;

•	voting by telephone; or

•	voting by mail.

You may also choose to come to the Annual Meeting and vote your shares in person, as described below.

- To Vote over the Internet:

To vote over the Internet through services provided by Broadridge Financial Solutions, Inc., log on to the Internet at: http://www.proxyvote.com, follow the instructions at that site, and submit your vote by 11:59 P.M. Eastern Time on June 17, 2009. If you vote on the Internet, you do not need to complete and mail your proxy card.

- To Vote by Telephone:

To vote by telephone through services provided by Broadridge Financial Solutions, Inc., call the telephone number printed on your proxy card or voting instruction form, follow the instructions, and submit your vote by 11:59 P.M. Eastern Time on June 17, 2009. If you vote by telephone, you do not need to complete and mail your proxy card.

- To Vote by Mail:

If you received a paper copy of this Proxy Statement, sign and return the proxy card in the enclosed postage-paid and addressed envelope; otherwise, follow the instructions on the Notice of Internet Availability to receive a paper copy of the proxy materials, which will include a proxy card. If you received more than one proxy card, your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

- To Vote in Person at the Annual Meeting:

If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting.

If your shares are held in the name of your broker or other nominee, you are considered the “beneficial owner” of shares held in street name. If you wish to vote at the Annual Meeting, you will need to bring with you to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote such shares.

- Wind River 401(k) Plan Participants:

If you are a participant in our 401(k) Plan, your proxy will incorporate all shares you own through the 401(k) Plan, assuming your shares are registered in the same name. Your proxy will serve as a voting instruction for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and you do not vote, the plan trustee will vote those shares in the same proportion as other 401(k) Plan participants vote their 401(k) Plan shares.

How will the proxy holders vote?

If you provide instructions in your completed proxy card, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted “FOR” the election of all of the directors listed in Proposal One, “FOR” Proposal Two and “FOR” Proposal Three.

What matters are being presented at the Annual Meeting?

We are not aware of any matters to be presented at the Annual Meeting other than those described in the Notice of Internet Availability, the Notice of Meeting and this Proxy Statement.

What are the directions to attend the Annual meeting and vote in person?

The following are directions to attend the Annual Meeting from various locations around the San Francisco Bay Area:

From San Francisco

Take I-80 E across the Bay Bridge, then take the I-880 S ramp toward Alameda/Airports/San Jose, then the exit toward Broadway/Alameda. Turn right at the stoplight onto 5th Street. Bear to the left into the Webster Street Tube after approximately 1 mile. After leaving the tunnel, bear to the left onto Constitution Way. Turn left at the second light onto W. Atlantic Avenue. Continue for just under a mile and then turn left onto Wind River Way.

From the South Bay

Take I-880 N toward Oakland. Exit at Downtown Berkeley/Broadway and turn right on to Broadway. Veer right onto Broadway. At the stoplight, turn right on to 7th Street. Go two blocks and turn right onto Webster Street. Proceed through the Webster Street Tube. After leaving the tunnel, bear to the left onto Constitution Way. Turn left at the second light onto W. Atlantic Avenue. Continue for just under a mile and then turn left onto Wind River Way.

From the East Bay

Take CA-24 W toward Oakland. CA-24 becomes I-980 W. Take the 12th Street Exit and continue straight onto Brush Street. Turn left on to 7th Street then turn right onto Webster Street. Proceed through the Webster Street Tube. After leaving the tunnel, bear to the left onto Constitution Way. Turn left at the second light onto W. Atlantic Avenue. Continue for just under a mile and then turn left onto Wind River Way.

From the North Bay

Take US-101 S toward San Francisco then take the I-580 exit toward Richmond Bridge/Oakland. Merge onto I-580 E and keep right to take I-880 S toward West Grand Avenue/San Jose/Alameda/Airport. Take the exit toward Broadway/Alameda. Turn right at the stoplight onto 5th Street. Bear to the left into the Webster Street Tube after approximately 1 mile. After leaving the tunnel, bear to the left onto Constitution Way. Turn left at the second light onto W. Atlantic Avenue. Continue for just under a mile and then turn left onto Wind River Way.

Will the proxy holders have discretionary voting power?

If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned or postponed, the proxy holders can vote your shares on the new Annual Meeting date as well, unless you have subsequently revoked your proxy.

How can I change my vote?

If you are a holder of record and would like to change your vote, you can do so in the following ways:

•	deliver written notice of your revocation of your proxy to our Secretary prior to the Annual Meeting;

•	deliver a properly executed, later dated proxy prior to the Annual Meeting; or

•	attend the Annual Meeting and vote in person.

Please note that your attendance at the Annual Meeting in and of itself is not enough to revoke your proxy. If your shares are held by a broker, bank or other nominee, you must contact them in order to find out how to change your vote.

Who is paying the cost of this proxy solicitation?

Wind River will pay the cost of this proxy solicitation. We may retain an independent proxy solicitation company to assist with the solicitation of proxies. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this.

What constitutes a quorum for the Annual Meeting?

A quorum will be present at the Annual Meeting if a majority of our outstanding shares of Common Stock entitled to vote at the Annual Meeting are represented in person or by proxy at the Annual Meeting.

What are the recommendations of the Board of Directors?

Our Board of Directors recommends that you vote:

•	“FOR” the re-election of John C. Bolger, Jerry L. Fiddler, Narendra K. Gupta, Grant M. Inman, Harvey C. Jones, Kenneth R. Klein and Standish H. O’Grady as the members of our Board of Directors;

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2010; and

•

“FOR” approval of amendments to Wind River’s 2005 Equity Incentive Plan (i) to increase the aggregate number of shares of Wind River’s Common Stock authorized and reserved for issuance under the plan by 3,600,000 shares; (ii) to permit awards granted under the plan to continue to qualify as deductible “performance based compensation” within the meaning of Internal Revenue Code Section 162(m); and (iii) to revise the permissible performance goals and annual share limits applicable to certain plan awards intended to qualify as deductible “performance based compensation” within the meaning of Internal Revenue Code Section 162(m).

What vote is required for the proposals?

Directors are elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required (i) to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and (ii) to approve the amendments to the 2005 Equity Incentive Plan.

How are abstentions, withheld, and “broker non-votes” counted?

We treat shares that are voted “WITHHELD” or “ABSTAIN” in person or by proxy as being:

•	present for purposes of determining whether or not a quorum is present at the Annual Meeting; and

•	entitled to vote on a particular subject matter at the Annual Meeting.

Therefore, a “WITHHELD” or “ABSTAIN” vote is the same as voting against a proposal that has a required, affirmative voting threshold, as in the cases of Proposals Two and Three, but will have no effect on Proposal One, the election of our directors, who are elected by a plurality of votes. If you hold your Common Stock through a broker, the broker may be prevented from voting shares held in your brokerage account on some proposals (a “broker non-vote”) unless you have given the broker voting instructions. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but do not count for or against any particular proposal. For Proposals One and Two, your broker is entitled to vote your shares on these matters if no instructions are received by you. For Proposal Three, your failure to give voting instructions to your broker will result in a broker non-vote on these matters.

What is the deadline for receipt of stockholder proposals for the 2010 Annual Meeting?

Stockholders may present proposals for action at a future annual meeting of stockholders only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Any stockholder who intends to submit a proposal, including nominations for the election of directors, at our 2010 Annual Meeting of Stockholders must ensure that the proposal is received by the Corporate Secretary at Wind River Systems, Inc, 500 Wind River Way, Alameda, CA 94501:

•	not later than January 5, 2010, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

•

not later than March 19, 2010, if the proposal is submitted pursuant to our bylaws, in which case the notice of the proposal must meet certain requirements set forth in our bylaws, as summarized below, and we will not be required to include the proposal in our proxy materials.

In addition to the SEC rules and regulations, our bylaws establish an advance notice procedure for stockholder proposals. Generally for stockholder proposals, including the nomination of a person for director, a stockholder must provide written notice to our corporate secretary at least 90 days in advance of the first anniversary of the previous year’s meeting but not more than 120 days prior to that date. Moreover, your notice must contain specific information concerning the matters to be brought before the meeting. We urge you to read Article III, Section 5, of our bylaws in full in order to fully understand the requirements of bringing a proposal or nomination. A copy of the full text of the bylaw provision relating to our advance notice procedure may be obtained by writing to our corporate secretary. All notices of proposals by stockholders, whether or not to be included in our proxy materials for a stockholder meeting, should be sent to Wind River Systems, Inc., 500 Wind River Way, Alameda, California 94501, Attention: Secretary.

In addition, we anticipate that the proxies solicited by the Board of Directors for the 2009 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting as permitted by applicable rules and regulations.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

General

Our Board of Directors is currently comprised of seven members. Each director serves in office until the next annual meeting of stockholders and until his or her successor is elected and has duly qualified, or until such director’s earlier death, resignation or removal. In the time between annual meetings, the Board has the authority under our bylaws to increase or decrease the size of the Board and fill vacancies.

The Board of Directors is responsible for supervision of the overall affairs of Wind River. The Board of Directors held eight meetings during fiscal 2009. To assist the Board in carrying out its duties, the Board has delegated certain authority to several committees. During fiscal 2009, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board of which he was a member (during the period that he was a member), other than Mr. Fiddler, who was absent from two of eight meetings of the Board of Directors and one of three meetings of the Nominating and Corporate Governance Committee.

Based on a review by the Board of Directors of all relevant information, the Board of Directors has determined that, as of the date of this Proxy Statement, each of our directors, other than Mr. Klein, is “independent” as defined under the rules of the Nasdaq Stock Market.

Throughout fiscal 2009, Harvey C. Jones acted as “Lead Independent Director”. During fiscal 2009, there were four executive sessions of the independent directors.

Information About the Directors and Nominees

The stockholders of Wind River elect our directors each year. Set forth below is information regarding our directors as of April 21, 2009:

Name	Age	Position	Director Since
John C. Bolger	62	Director	2000
Jerry L. Fiddler	57	Director	1983
Narendra K. Gupta	60	Director, Vice Chairman	2000
Grant M. Inman	67	Director	1999
Harvey C. Jones	56	Lead Independent Director	2004
Kenneth R. Klein	49	Director, Chairman of the Board, President and Chief Executive Officer	2003
Standish H. O’Grady	48	Director	2004

There are no family relationships between any directors and executive officers.

Director Nominees Standing for Re-election:

John C. Bolger became a director of Wind River in February 2000 in connection with Wind River’s acquisition of Integrated Systems, Inc. From July 1993 to February 2000, Mr. Bolger was a director of Integrated Systems, Inc. Mr. Bolger is currently a private investor and is a retired Vice President, Finance and Administration, and Secretary of Cisco Systems, Inc., a networking systems company. Mr. Bolger is also a director of Cogent, Inc., a biometric systems company, and Mattson Technology Inc., a semiconductor equipment manufacturer. He holds a B.A. in English Literature from the University of Massachusetts and an M.B.A. from Harvard University and is a certified public accountant.

Jerry L. Fiddler co-founded Wind River in February 1983 and has served as a director since Wind River’s inception. He also served as Chairman of the Board from February 1983 to January 2004. Mr. Fiddler served as

Chief Executive Officer of Wind River from February 1983 to March 1994, and as Interim Chief Executive Officer from April to September 1999. Prior to founding Wind River, he was a computer scientist in the Real-Time Systems Group at Lawrence Berkeley Laboratory. Mr. Fiddler is also a director of several privately-held companies. Mr. Fiddler holds a B.A. in music and photography and an M.S. in computer science from the University of Illinois.

Narendra K. Gupta became a director and Vice Chairman of Wind River in February 2000 in connection with Wind River’s acquisition of Integrated Systems, Inc. Dr. Gupta has been a Managing Director of Nexus India Capital, a venture capital investment firm, since 2006. Previously, he was a founder, Chairman of the Board and Chief Executive Officer of Integrated Systems, Inc. and also served as Interim President and Chief Executive Officer of Wind River from June 2003 to January 2004. Dr. Gupta currently serves as a director of Red Hat, Inc., an open source solutions software company, TIBCO Software Inc., a business integration and process management software company, and several privately-held companies and non-profit organizations. Dr. Gupta holds a B. Tech. degree from the India Institute of Technology, an M.S. degree from the California Institute of Technology and a Ph.D. degree from Stanford University, all in engineering. He was elected a Fellow of the Institute of Electrical and Electronics Engineers (IEEE) in 1991.

Grant M. Inman became a director of Wind River in June 1999. He is the founder and General Partner of Inman Investment Management, a private venture capital investment company formed in 1998. Prior to 1998, he co-founded and was General Partner of Inman & Bowman, a venture capital firm formed in 1985. Mr. Inman serves as a director of Lam Research Corporation, a semiconductor equipment manufacturer, and Paychex, Inc., a payroll and human resources outsourcing services company, and is a trustee of the University of California, Berkeley Foundation. Mr. Inman holds a B.A. in economics from the University of Oregon and an M.B.A. from the University of California, Berkeley.

Harvey C. Jones became a director of Wind River in February 2004. Mr. Jones is the Chairman of the Board of Tensilica Inc., a privately-held company he co-founded in 1997. Tensilica designs and licenses application-specific microprocessors for use in high-volume embedded systems. From December 1987 through February 1998, Mr. Jones held various positions at Synopsys, Inc., where he served as Chief Executive Officer through January 1994 and as Executive Chairman of the Board until February 1998. Prior to Synopsys, Mr. Jones served as President and Chief Executive Officer of Daisy Systems Corporation, a computer-aided engineering company that he co-founded in 1981. Mr. Jones currently serves on the board of NVIDIA Corporation, a manufacturer of graphics chips, and on the boards of various privately-held companies. Mr. Jones holds a B.S. degree in mathematics and computer sciences from Georgetown University and an M.S. in management from the Massachusetts Institute of Technology.

Kenneth R. Klein has been a director of Wind River since July 2003 and in January 2004 became the Chairman of the Board, President and Chief Executive Officer of Wind River. Prior to joining Wind River, Mr. Klein was with Mercury Interactive Corporation, a software company focused on business technology optimization, where he served as Chief Operating Officer from January 2000 until December 2003. He also served at Mercury Interactive as a director from July 2000 until December 2003 and held management positions there from 1992 through 1999 including President of North American Operations and Vice President of North American Sales. Mr. Klein is a director of several privately-held companies. Mr. Klein holds a B.S. in electrical engineering and biomedical engineering from the University of Southern California.

Standish H. O’Grady has been a director of Wind River since February 2004. Mr. O’Grady is a Managing Director of Granite Ventures LLC, an early-stage venture capital firm that he co-founded in 1998. He previously served in various positions with Hambrecht & Quist Group’s venture capital practice since 1986. Mr. O’Grady is currently a director of several privately-held companies. Mr. O’Grady holds a B.S.E. degree in chemical engineering from Princeton University and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

Committees of the Board

During fiscal 2009, the Board had four standing committees:

•	an Audit Committee;

•	a Compensation Committee;

•	a Nominating and Corporate Governance Committee; and

•	a Non-Officer Equity Awards Committee.

Based on a review by the Board of Directors, all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are “independent directors” as defined under the rules of the Nasdaq Stock Market. The following chart details the current membership and the membership of each committee during fiscal 2009 and the number of meetings each committee held in fiscal 2009, including the number of times each committee acted by written consent without a meeting.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Non-Officer Equity Awards Committee (1)
Non-Employee Directors:
John C. Bolger (2)	C		M
Jerry L. Fiddler			M
Narendra K. Gupta		M	M	(1)
Grant M. Inman	M	M	C	(1)
Harvey C. Jones (3)	M		M
Standish H. O’Grady		C	M	(1)

Employee Directors:
Kenneth R. Klein				M
Number of Meetings in Fiscal 2009	5	9	3	—
Actions by Written Consent in Fiscal 2009	1	8	—	12

M = Member

C = Chair

(1)	The Non-Officer Equity Awards Committee is comprised of at least two directors, one of whom must be a non-employee director. As presently constituted, actions of the Committee may be taken by Mr. Klein together with one member of the Compensation Committee.
(2)	The Board has determined that Mr. Bolger qualifies as an “audit committee financial expert.”
(3)	The Board has designated Mr. Jones as “Lead Independent Director”.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management regarding:

•	the conduct and integrity of our financial reporting;

•	our systems of internal accounting, and financial and disclosure controls;

•

the qualifications, engagement, compensation, independence and performance of our independent registered public accounting firm, their conduct of the annual audit, and their engagement for any other services;

•	our legal and regulatory compliance;

•	our codes of ethics as established by management and the Board; and

•	the preparation of the audit committee report required by SEC rules to be included in our annual proxy statement.

The Audit Committee currently consists of three members of the Board of Directors, all of whom: (i) meet the criteria for “independence” set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended; (ii) have not participated in the preparation of the financial statements of Wind River or any of its current subsidiaries at any time during the past three years; and (iii) are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. The Board of Directors has determined that Mr. Bolger qualifies as an “audit committee financial expert.” The current Audit Committee charter is available on our website at http://ir.windriver.com/ under the “Corporate Governance” section.

Compensation Committee

The Compensation Committee assists the Board of Directors in overseeing our compensation policies and practices, including:

•	determining and approving the compensation of our Chief Executive Officer;

•	reviewing and approving compensation levels for our other executive officers;

•	reviewing and recommending to the Board cash and equity compensation incentives for non-employee directors;

•	reviewing and approving management incentive compensation policies and programs;

•	reviewing and approving equity compensation programs for employees, and exercising discretion in the administration of such programs; and

•	preparing the compensation committee report required by SEC rules to be included in our annual proxy statement.

The Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist it in carrying out its responsibilities. Periodically, the Compensation Committee engages its own independent compensation consulting firm to assist it in the ongoing evaluation and analysis of Wind River’s executive compensation programs and practices to ensure that they are structured appropriately to achieve our compensation objectives. For a description of the role of the compensation consulting firm, please see the section entitled “Compensation Consultant” on page 32.

The Compensation Committee currently consists of three members of the Board of Directors, all of whom are non-employee, outside directors, in addition to being “independent directors” as defined under the rules of the Nasdaq Stock Market. The Compensation Committee charter is available on our website at http://ir.windriver.com/ under the “Corporate Governance” section.

The Compensation Committee has established a subcommittee, the 162(m) Subcommittee, that has the power and authority (i) to administer the Company’s Section 162(m) Performance Incentive Award Plan and any similar current or future plans; (ii) to grant awards to individuals eligible to receive awards under the Company’s current and future incentive and equity-based plans intended to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, and (iii) to consider and approve any other matters related to Section 162(m) of the Internal Revenue Code. The 162(m) Subcommittee is comprised of Messrs. Inman and O’Grady, two members of the Compensation Committee who are independent directors within the meaning of Section 162(m) of the Internal Revenue Code.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee:

•	assists the Board of Directors in identifying prospective Board nominees, consistent with criteria established by the Board;

•	recommends to the Board the persons to be nominated as directors for election at the annual meeting of stockholders;

•	recommends members for each Board committee;

•	ensures that the Board is properly constituted to meet its fiduciary obligations to Wind River and its stockholders and that Wind River follows appropriate governance standards;

•	develops and recommends to the Board governance principles applicable to Wind River; and

•	oversees the evaluation of the Board and management.

The Nominating and Corporate Governance Committee currently consists of six members of the Board of Directors, all of whom are “independent” in accordance with the rules of the Nasdaq Stock Market. The Committee’s charter is available on our website at http://ir.windriver.com/ under the “Corporate Governance” section.

Consideration of Stockholder Nominee Recommendations. The Nominating and Corporate Governance Committee considers nominees recommended by stockholders for election to the Board. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Wind River Systems, Inc., 500 Wind River Way, Alameda, California, 94501, Attn: Secretary, and must include as to each person whom the stockholder proposes to nominate all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. A stockholder’s recommendation to the Secretary must also set forth as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: the name and address of the stockholder, as they appear on our books, and of the beneficial owner; the class and number of shares of Wind River that are owned beneficially and of record by the stockholder and of the beneficial owner; and whether either the stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of our voting shares to elect such nominee(s). For deadlines and other requirements, please see the section entitled “What is the deadline for receipt of stockholder proposals for the 2010 Annual Meeting?” on page 5. Additionally, the stockholder must provide any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in his or her capacity as a proponent of a stockholder proposal.

Except as may be required by rules promulgated by the Nasdaq Stock Market or the SEC, there are currently no specific, minimum qualifications that must be met by a candidate for the Board of Directors, nor are there any specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess.

Non-Officer Equity Awards Committee

The Non-Officer Equity Awards Committee has the authority (subject to limitations, if any, which may be established by the Board) to grant equity awards to employees who are not officers of the company, in accordance with our equity compensation plans. The Non-Officer Equity Awards Committee is comprised of at least two directors, one of whom must be a non-employee director. As presently constituted, actions of the Committee may be taken by Mr. Klein together with one member of the Compensation Committee. The Non-Officer Equity Awards Committee charter is available on our website at http://ir.windriver.com/ under the “Corporate Governance” section.

Annual Meeting Attendance

Our policy is that members of the Board of Directors are expected to attend the Annual Meeting of Stockholders. All seven of our directors attended the 2008 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or was, during fiscal 2009, an officer or employee of Wind River or its subsidiaries. During fiscal year 2009, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee. In addition, during fiscal 2009, none of our executive officers served as a member of the compensation committee of any entity that has one or more executive officers serving as a member of our board of directors.

Communicating with Our Directors

You may contact our Board of Directors by writing to them via regular mail at Board of Directors, c/o Wind River Systems, Inc., 500 Wind River Way, Alameda, California 94501. If you wish to contact our Board of Directors or any member of the Audit Committee to report questionable accounting or auditing matters, you may do so anonymously by using this mailing address and designating the communication as “confidential.” We handle communications to our Board of Directors as follows:

•

Any stockholder communication that the Board receives will first go to the Vice President, Investor Relations, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log.

•

Unless the communication is marked “confidential,” management will review, summarize and, if appropriate, draft a response to the communication in a timely manner. The summary and response will be in the form of a memo, which will become part of the stockholder communications log that the Investor Relations department maintains with respect to all stockholder communications.

•	Management will then forward the original stockholder communication along with the memo to the Board member(s) (or committee chair, if the communication is addressed to a committee) for review.

•

Any stockholder communication marked “confidential” will be logged by the Vice President of Investor Relations as “received” but will not be reviewed, opened or otherwise held by the Vice President of Investor Relations or any other member of management. Such confidential correspondence will be immediately forwarded to the addressee(s) without a memo or any other comment by management.

Director Compensation

The following table sets forth the compensation earned by our non-employee directors for fiscal 2009. Mr. Klein, our Chairman of the Board, President and Chief Executive Officer, does not receive compensation for serving on our Board of Directors.

DIRECTOR COMPENSATION

For Fiscal Year Ended January 31, 2009

Name	Fees Earned ($)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
John C. Bolger	63,379	62,789	8,371	134,539
Jerry L. Fiddler	31,660	62,789	11,840	106,289
Narendra K. Gupta	49,910	62,789	11,840	124,539
Grant M. Inman	83,375	62,789	—	146,164
Harvey C. Jones	65,410	62,973	11,840	140,223
Standish H. O’Grady	71,352	62,973	898	135,223

(1)	Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the compensation costs recognized by Wind River in fiscal 2009 for all outstanding option awards, as determined pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), excluding any estimates of future forfeitures. For a discussion of the assumptions used to calculate the value of options awards, see Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2009 filed with the SEC on April 1, 2009. See the table below for details of the number of option awards made to each of our non-employee directors during fiscal 2009, including the exercise price and vesting schedule. Prior to the end of fiscal 2009, we had not granted our directors any form of equity awards other than stock options.
(2)	Represents Wind River’s portion of health benefit premiums paid in fiscal 2009.

During the fiscal year ended January 31, 2009, we made the following grants of stock options to our non-employee directors on April 1, 2008 for their service as directors:

Director	Number of Option Shares Granted (1)	Exercise Price Per Share (2)	Grant Date Fair Value of Stock Option Awards
John C. Bolger	15,000	$8.14	$60,750
Jerry L. Fiddler	15,000	$8.14	$60,750
Narendra K. Gupta	15,000	$8.14	$60,750
Grant M. Inman	15,000	$8.14	$60,750
Harvey C. Jones	15,000	$8.14	$60,750
Standish H. O’Grady	15,000	$8.14	$60,750

(1)	For all directors other than Jerry Fiddler, the option automatically vested in full on the first anniversary of the grant date on April 1, 2009 as a result of the director attending at least 75% of the meetings of the Board and any committee on which he serves that were held during fiscal 2009. The option granted to Jerry Fiddler automatically terminated on April 1, 2009 because he did not attend the required number of meetings for vesting.
(2)	Exercise price equals 100% of the fair market value of our Common Stock on April 1, 2008, the date of grant.

The foregoing grants were made pursuant to former provisions of our 2005 Equity Incentive Plan that provided for the automatic grant of 15,000 options to each non-employee director on April 1 of each year. These provisions were amended in March 2009 to provide for the automatic grant of 18,000 restricted stock units to each non-employee director on April 1 of each year. Since the end of the fiscal year ended January 31, 2009, we granted 18,000 restricted stock units to each of our non-employee directors on April 1, 2009. In addition, in recognition of the termination of the option previously granted to Mr. Fiddler, on April 1, 2008, we granted an option to Mr. Fiddler on April 27, 2009 to purchase 15,000 shares of our common stock at an exercise price of $8.14, which grant automatically vests in full on the first anniversary of the grant date.

As of April 21, 2009, non-employee directors held outstanding options to purchase an aggregate of 1,110,676 shares, and outstanding restricted stock units with respect to an aggregate of 108,000 shares, under all of our equity compensation plans, including options granted to Messrs. Fiddler and Gupta when they were employees of Wind River. See “Outstanding Equity Awards at Fiscal 2009 Year-End” on page 15 for a listing of the outstanding options held by directors as of January 31, 2009. See “Security Ownership of Certain Beneficial Owners and Management” on page 29 for the number of shares of Common Stock beneficially owned by each of the directors as of April 21, 2009, including the number of shares subject to stock options exercisable within 60 days after April 21, 2009.

Cash Compensation

Our Board of Directors is comprised of seven members, six of whom are not currently employees of Wind River. The Compensation Committee of the Board of Directors reviews board compensation periodically. The Compensation Committee most recently reviewed Board compensation in January 2007 and March 2009. Since fiscal 2008, Board members have been paid the following cash compensation:

Type of Payment	Amount
Annual retainer:
Board member	$25,000
Lead independent director	$12,500
Audit Committee (chairman/member)	$15,000/$6,000
Compensation Committee (chairman/member)	$10,000/$5,000
Nominating and Corporate Governance Committee (chairman/member)	$6,000/$4,000

Additional fees per meeting:
Board meeting	$2,000
Audit Committee meeting	$2,000
Compensation Committee meeting (chairman/member)	$1,500/$1,250
Nominating/Corporate Governance Committee meeting (chairman/member)	$1,375/$1,250

In addition, non-employee directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. Beginning in fiscal 2002, the non-employee directors also became eligible to receive health benefits under our health plans available generally to all of our regular employees. Five of our non-employee directors have elected to receive certain of such benefits and we pay a portion of their premiums. Those non-employee directors who have elected to receive health benefits under our health plans (currently, Messrs. Bolger, Fiddler, Gupta, Jones and O’Grady) will have their cash compensation reduced by the amount of the Company’s contribution to their health benefit premiums.

Equity Compensation

For fiscal 2009, each member of the Board of Directors was automatically awarded on April 1, 2008, pursuant to the provisions of the 2005 Equity Incentive Plan, an option to purchase 15,000 shares of common stock. In March 2009 and April 2009, the Board of Directors revised the director grant provisions of the 2005 Equity Incentive Plan and established the following equity compensation levels for all non-employee directors:

•

Upon election to the Board of Directors, new directors are automatically granted 30,000 restricted stock units. Assuming continued service as a director, these RSUs vest in four equal annual installments.

•

On April 1st of each year, each non-employee director is automatically granted 18,000 restricted stock units. If the non-employee director was not a non-employee director on April 1 of the previous year, such director receives such number of RSUs determined by multiplying 18,000 by a fraction, the numerator of which is the number of days since the non-employee director received his or her initial grant upon election to the Board of Directors, and the denominator of which is 365, rounded down to the nearest whole share. Assuming continued service as a director, these RSUs automatically vest in full on the first anniversary of the grant date.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table sets forth the outstanding equity awards for each non-employee director as of January 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
John C. Bolger	15,000	0		—	43.25	02/17/10
	5,000	0		—	36.25	04/01/10
	6,000	0		—	23.25	04/01/11
	6,000	0		—	13.59	04/01/12
	6,000	0		—	2.98	04/01/13
	6,000	0		—	11.07	04/01/14
	9,000	0		—	11.07	04/01/14
	2,892	0		—	15.08	04/01/15
	12,108	0		—	15.08	04/01/15
	15,000	0		—	12.45	04/01/16
	15,000	0		—	9.94	04/01/17
	0	15,000	(1)	—	8.14	04/01/18

Jerry L. Fiddler	31,500	0		—	14.99	04/13/09
	23,500	0		—	15.68	05/06/09
	80,000	0		—	29.50	04/17/10
	12,188	0		—	36.38	10/13/10
	12,188	0		—	36.38	10/13/10
	50,000	0		—	14.99	11/07/11
	6,000	0		—	11.07	04/01/14
	9,000	0		—	11.07	04/01/14
	2,892	0		—	15.08	04/01/15
	12,108	0		—	15.08	04/01/15
	15,000	0		—	12.45	04/01/16
	15,000	0		—	9.94	04/01/17
	0	15,000	(1)	—	8.14	04/01/18

Narendra K. Gupta	13,800	0		—	40.63	12/15/09
	40,000	0		—	28.56	02/22/11
	6,000	0		—	23.25	04/01/11
	6,000	0		—	13.59	04/01/12
	6,000	0		—	2.98	04/01/13
	250,000	0		—	5.41	08/11/13
	6,000	0		—	11.07	04/01/14
	9,000	0		—	11.07	04/01/14
	2,892	0		—	15.08	04/01/15
	12,108	0		—	15.08	04/01/15
	15,000	0		—	12.45	04/01/16
	15,000	0		—	9.94	04/01/17
	0	15,000	(1)	—	8.14	04/01/18

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Grant M. Inman	15,000	0		—	16.19	06/24/09
	5,000	0		—	36.25	04/01/10
	6,000	0		—	23.25	04/01/11
	6,000	0		—	13.59	04/01/12
	6,000	0		—	2.98	04/01/13
	6,000	0		—	11.07	04/01/14
	9,000	0		—	11.07	04/01/14
	2,892	0		—	15.08	04/01/15
	12,108	0		—	15.08	04/01/15
	15,000	0		—	12.45	04/01/16
	15,000	0		—	9.94	04/01/17
	0	15,000	(1)	—	8.14	04/01/18

Harvey C. Jones	24,000	0		—	8.38	02/01/14
	26,000	0		—	8.38	02/01/14
	6,000	0		—	11.07	04/01/14
	9,000	0		—	11.07	04/01/14
	2,892	0		—	15.08	04/01/15
	12,108	0		—	15.08	04/01/15
	15,000	0		—	12.45	04/01/16
	15,000	0		—	9.94	04/01/17
	0	15,000	(1)	—	8.14	04/01/18

Standish H. O’Grady	24,000	0		—	8.38	02/01/14
	26,000	0		—	8.38	02/01/14
	6,000	0		—	11.07	04/01/14
	9,000	0		—	11.07	04/01/14
	2,892	0		—	15.08	04/01/15
	12,108	0		—	15.08	04/01/15
	15,000	0		—	12.45	04/01/16
	15,000	0		—	9.94	04/01/17
	0	15,000	(1)	—	8.14	04/01/18

(1)	This option was granted on April 1, 2008. The option vested for all directors on April 1, 2009, except that the option granted to Mr. Fiddler terminated on April 1, 2009.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of seven members. Each director serves in office until the next annual meeting of stockholders and until his or her successor is elected and has duly qualified, or until such director’s earlier death, resignation or removal. In the time between annual meetings, the Board has the authority under our bylaws to increase or decrease the size of the Board and fill vacancies.

Board Independence

Based on a review by the Board of Directors of all relevant information, the Board of Directors has determined that, as of the date of this Proxy Statement, each of our directors, other than Mr. Klein, is “independent” as defined under the rules of the Nasdaq Stock Market.

Nominees

The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the Board of Directors has approved, the following nominees for election at the Annual Meeting of Stockholders. Each nominee is currently a member of the Board of Directors.

•	John C. Bolger;

•	Jerry L. Fiddler;

•	Narendra K. Gupta;

•	Grant M. Inman;

•	Harvey C. Jones;

•	Kenneth R. Klein; and

•	Standish H. O’Grady.

Please see “Information About the Directors and Nominees” on page 6 of this Proxy Statement for information concerning each of our incumbent directors standing for re-election.

Shares represented by valid proxies will be voted, if authority to do so is not withheld, for the election of these seven nominees. If any nominee becomes unavailable for election, the proxy holders will vote all shares represented by valid proxies for the election of any substitute nominee that the Board of Directors may nominate. Each nominee named above has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

Vote Required

Directors are elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote. This means that the seven nominees who receive the greatest number of votes will be elected. There are no cumulative voting rights in the election of our directors.

Recommended Vote

The Board of Directors unanimously recommends a vote FOR each nominee listed above to be elected as a member of our Board of Directors.

PROPOSAL TWO:

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Based upon the recommendation of the Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to Wind River to audit our consolidated financial statements for the fiscal year ending January 31, 2010.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may hire different independent registered public accounting firms at any time during the year if it determines that such a change would be in the best interests of Wind River and its stockholders.

PricewaterhouseCoopers LLP has audited our financial statements since the fiscal year ended January 31, 1990. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

The aggregate fees billed for professional accounting services by PricewaterhouseCoopers LLP for the fiscal years ended January 31, 2009 and 2008 are as follows:

	Fiscal Year Ended January 31,
	2009	2008
Audit Fees (1)	$1,789,104	$1,755,591
Audit-Related Fees (2)	759,600	189,049
Tax Fees (3)	443,305	484,422
All Other Fees (4)	5,184	3,000

Total Fees	$2,997,193	$2,432,062

(1)	Comprised of fees billed for professional services rendered for the integrated audit of Wind River’s consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings.
(2)	Comprised of fees billed for consultation regarding financial accounting and reporting matters, including audit and due diligence procedures carried out in respect to the acquisition of MIZI Research Inc. in fiscal 2009.
(3)	Comprised of fees billed for professional services for tax compliance, tax advice and tax planning.
(4)	Comprised of fees for subscription to PricewaterhouseCoopers LLP’s on-line research tool and other consulting services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firms

The Audit Committee has adopted a pre-approval policy which requires the Audit Committee to approve in advance all audit and permissible non-audit services provided by independent registered public accounting firms (“Pre-Approval Policy”). These services may include audit services, audit-related services, tax services and other services. In accordance with the Pre-Approval Policy, each year the Audit Committee must negotiate and approve the terms of engagement of the independent registered public accounting firm, and approve all audit, audit-related, tax and all other non-audit services to be provided to us by the independent registered public accounting firm for the fiscal year. Also, the Audit Committee must pre-approve any additions or modifications to the previously approved services in accordance with the Pre-Approval Policy. To ensure prompt handling of unforeseeable or unexpected matters that arise between Committee meetings, the Audit Committee has delegated to its Chair (and/or such other members of the Audit Committee as the Chair may designate) the authority to review and, if appropriate, approve in advance any request by the independent registered public accounting firm to provide tax and/or all other non-audit services. Any such approval must be reported to the Audit Committee at its next scheduled meeting.

Percentage of Audit Fees Pre-Approved

During fiscal 2009, all audit and greater than 99% of permissible non-audit services were pre-approved by the Audit Committee. All non pre-approved services were ratified by the Audit Committee in accordance with SEC Regulation S-X Rule 2-01(c)(7)(i)(C).

Independence of PricewaterhouseCoopers LLP

The Audit Committee has determined that the accounting advice and tax services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Recommended Vote

The Board unanimously recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2010.

PROPOSAL THREE:

APPROVAL OF AMENDMENTS TO THE WIND RIVER

2005 EQUITY INCENTIVE PLAN

In March 2005, the Board of Directors adopted, and Wind River’s stockholders subsequently approved, Wind River’s 2005 Equity Incentive Plan (the “2005 Plan”). As of January 31, 2009, there were 14,846,745 shares of Common Stock authorized for issuance under the 2005 Equity Incentive Plan. As of January 31, 2009, under the 2005 Plan, stock options (net of exercised and cancelled options) covering an aggregate of 3,224,767 shares of Common Stock had been granted, RSUs covering an aggregate of 1,866,425 shares had been granted. As of January 31, 2009, 5,107,946 shares of Common Stock remained available for future grants.

The 2005 Plan provides for the grant to our employees, officers and directors of incentive and nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units and deferred stock units, as well as automatic stock option grants to non-employee directors. The Board of Directors adopted the 2005 Plan as a means to retain the services of existing employees of, directors of and consultants to Wind River and its affiliates, to secure and retain the services of new employees, directors and consultants and to provide incentives for those persons to exert maximum efforts on our behalf.

On March 26, 2009, the Board of Directors approved amendments to the 2005 Plan, subject to stockholder approval, (i) to increase the aggregate number of shares of Common Stock authorized and reserved for option and other stock awards under the plan by 3,600,000 shares, (ii) to permit awards granted under the plan to continue to qualify as deductible “performance based compensation” within the meaning of Internal Revenue Code Section 162(m); and (iii) to revise the permissible performance goals and annual share limits applicable to certain plan awards intended to qualify as deductible “performance based compensation” within the meaning of Internal Revenue Code Section 162(m). The amendments require stockholder approval in order to take effect. Subsequently, on April 27, 2009, the Compensation Committee approved additional amendments to the 2005 Plan that did not require stockholder approval.

Vote Required

Adoption of the proposed amendments to the 2005 Plan requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

Board of Directors Recommendation

The Board of Directors recommends a vote FOR the approval of the proposed amendments to the 2005 Plan (i) to increase the aggregate number of shares of Common Stock authorized and reserved for option and other stock awards under the 2005 Plan by 3,600,000 shares, (ii) to permit awards granted under the plan to continue to qualify as deductible “performance based compensation” within the meaning of Internal Revenue Code Section 162(m); and (iii) to revise the permissible performance goals and annual share limits applicable to certain plan awards intended to qualify as deductible “performance based compensation” within the meaning of Internal Revenue Code Section 162(m).

2005 Plan Summary

The following paragraphs provide a summary of the principal features of the 2005 Plan and its operation. The 2005 Plan is set forth in its entirety as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to the 2005 Plan.

Background and Purpose of the 2005 Plan

The 2005 Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and deferred stock units (each individually, an “Award”). The 2005

Plan is intended to attract and retain the best available personnel for positions of substantial responsibility, including (1) employees of Wind River and its subsidiaries, (2) consultants who provide significant services to Wind River and its subsidiaries, and (3) non-employee directors of Wind River. The 2005 Plan also is designed to provide additional incentive to these service providers, to promote the success of Wind River’s business and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

Administration of the 2005 Plan

The Compensation Committee of the Board of Directors has primary responsibility for administering the 2005 Plan. The Compensation Committee generally consists of two or more directors who qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) (so that Wind River is entitled to a federal tax deduction for certain compensation paid under the 2005 Plan). Notwithstanding the foregoing, the Board may itself administer the 2005 Plan or appoint one or more committees (such as the Non-Officer Equity Awards Committee discussed on page 10) to administer the 2005 Plan with respect to employees, officers and directors of Wind River who are also employees. The Board, the Compensation Committee, the Non-Officer Equity Awards Committee, or other committee administering the 2005 Plan is referred to herein as the “Administrator.”

Subject to the terms of the 2005 Plan, and the terms of the delegations of authority to any committee, the Administrator has the sole discretion to select the employees, consultants and directors who will receive Awards, determine the terms and conditions of Awards (for example, the exercise price and vesting schedule), and interpret the provisions of the 2005 Plan and outstanding Awards.

Shares Available for Issuance

Upon approval of this proposal by Wind River’s stockholders, an additional 3,600,000 shares of Common Stock will become available for issuance under the 2005 Plan.

Any Shares subject to options or stock appreciation rights granted with a per-share purchase price of 100% of fair market value on the date of grant or greater shall be counted against the Shares available for issuance as one Share for every Share subject thereto. Any Shares subject to restricted stock, restricted stock units, deferred stock units or, performance shares with a per-share purchase price lower than 100% of fair market value on the date of grant, shall be counted against the Shares available for issuance as 1.5 Shares for every one Share subject thereto. To the extent that a Share that was subject to an Award that counted as 1.5 Shares against the 2005 Plan reserve is recycled back into the 2005 Plan, the 2005 Plan shall be credited with 1.5 Shares.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, performance shares or restricted stock units, is forfeited to or repurchased by Wind River, the unpurchased Shares (or for Awards other than options and stock appreciation rights, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the 2005 Plan. With respect to stock appreciation rights, Shares actually issued pursuant to a stock appreciation right as well as the Shares withheld to pay the exercise price shall cease to be available under the 2005 Plan. Shares that have actually been issued under the 2005 Plan under any Award shall not be returned to the 2005 Plan and shall not become available for future distribution under the 2005 Plan; provided, however, that if Shares of restricted stock, performance shares or restricted stock units are repurchased by Wind River at their original purchase price or are forfeited to Wind River, such Shares shall become available for future grant under the 2005 Plan. Shares used to pay the exercise price of an option or used to satisfy tax withholding obligations shall not become available for future grant or sale under the 2005 Plan. To the extent a 2005 Plan Award is paid out in cash rather than stock, such cash payment shall not reduce the number of Shares available for issuance under the 2005 Plan. Any payout of performance units, because they are payable only in cash, shall not reduce the number of Shares available for issuance under the 2005 Plan. Conversely, any forfeiture of performance units shall not increase the number of Shares available for issuance under the 2005 Plan.

No Repricing

2005 Plan Awards may not be repriced or exchanged for other Awards, cash or a combination thereof, without the prior approval of the stockholders.

Eligibility to Receive Awards

The Administrator selects the employees, consultants and directors who will be granted Awards under the 2005 Plan. The actual number of employees and consultants who will receive Awards cannot be determined in advance because the Administrator has the discretion to select the participants, other than with respect to the automatic RSU grants to non-employee directors. The following non-employee directors are eligible to receive automatic RSU grants in each fiscal year in the amounts listed following their names:

Director	Number of RSUs for which eligible in each fiscal year (1)
John C. Bolger	18,000
Jerry L. Fiddler	18,000
Narendra K. Gupta	18,000
Grant M. Inman	18,000
Harvey C. Jones	18,000
Standish H. O’Grady	18,000

(1)	See “Non-Employee Director Awards” below.

Stock Options

A stock option is the right to acquire Shares at a fixed exercise price for a fixed period of time. Under the 2005 Plan, the Administrator may grant nonqualified stock options and/or incentive stock options (which entitle employees, but not Wind River, to more favorable tax treatment). The Administrator will determine the number of Shares covered by each option, but during any fiscal year of Wind River no participant may be granted options and stock appreciation rights together covering more than 1,000,000 Shares, except that options or stock appreciation rights covering up to 3,000,000 Shares may be granted to a participant during his or her first fiscal year of employment at Wind River.

The exercise price of the Shares subject to each option is set by the Administrator but cannot be less than 100% of the fair market value on the date of grant of the Shares covered by the option. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if, on the grant date, the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Wind River or any of its subsidiaries. The aggregate fair market value of the Shares (determined on the grant date) covered by incentive stock options that first become exercisable by any participant during any calendar year may not exceed $100,000.

Options issued under the 2005 Plan become exercisable at the times and on the terms established by the Administrator. The Administrator also establishes the time at which options expire, but the expiration of a stock option may not be later than ten years after the grant date, such term to be limited to five years in the case of an incentive stock option granted to a participant who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Wind River or any parent or subsidiary of Wind River.

The exercise price of each option must be paid in full at the time of exercise. Also at the time of exercise, a participant must pay any applicable withholding taxes to Wind River. The exercise price may be paid in any form as determined by the Administrator, including, but not limited to, cash, check, surrender of Shares that have a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which the option is being exercised, consideration received pursuant to a broker-assisted cashless exercise program, or other legal methods of consideration.

Stock Appreciation Rights

Stock appreciation rights are Awards that grant the participant the right to receive an amount equal to (x) the number of shares exercised, times (y) the amount by which Wind River’s stock price exceeds the exercise price. An individual will be able to profit from a stock appreciation right only if the fair market value of the stock increases above the exercise price. Wind River’s obligation arising upon the exercise of a stock appreciation right may be paid in Shares or in cash, or any combination thereof, as the Administrator may determine and as set forth in the stock appreciation right agreement.

The Administrator determines the terms of stock appreciation rights. However, a stock appreciation right may not be granted with an exercise price below 100% of the fair market value of the underlying stock on the date of grant. Moreover, a stock appreciation right will expire no later than ten years after the date of grant.

No participant may be granted stock appreciation rights and options together covering more than 1,000,000 Shares in any fiscal year of Wind River, except that stock appreciation rights or options covering up to 3,000,000 Shares may be granted to a participant during his or her first fiscal year of employment at Wind River.

Restricted Stock

Awards of restricted stock are Shares that vest in accordance with the terms and conditions established by the Administrator. If the Administrator desires that the Award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals (see “Performance Goals” below for more information). The Administrator will determine the number of Shares of restricted stock granted to any employee, consultant or director, but, with respect to any performance shares, restricted stock units or restricted stock awards that are intended to qualify as performance-based compensation, no participant may be granted in any fiscal year more than 500,000 Shares of such awards in the aggregate (which shall be increased to 1,000,000 Shares of such awards in the aggregate upon approval of this proposal by Wind River’s stockholders), except that the participant may receive such Awards covering up to 1,500,000 Shares during his or her first fiscal year of employment at Wind River.

Unless the Administrator determines otherwise, Shares of restricted stock will be held by Wind River as escrow agent until any restrictions on the Shares have lapsed. The Administrator may accelerate the time at which any restriction may lapse or be removed.

Restricted Stock Units

Awards of restricted stock units are rights to acquire Shares that vest in accordance with terms and conditions established by the Administrator. The Administrator determines the number of restricted stock units granted to any employee, consultant or director, but, with respect to any performance shares, restricted stock units or restricted stock awards that are intended to qualify as performance-based compensation, no participant may be granted in any fiscal year more than 500,000 Shares of such awards in the aggregate (which shall be increased to 1,000,000 Shares of such awards in the aggregate upon approval of this proposal by Wind River’s stockholders), except that the participant may receive such Awards covering up to 1,500,000 Shares during his or her first fiscal year of employment at Wind River.

In determining whether an Award of restricted stock units should be made, and/or the vesting schedule for any such Award, the Administrator may impose whatever conditions to vesting it determines to be appropriate. The number of restricted stock units paid out to the participant will depend on the extent to which the vesting criteria are met. The Administrator may set vesting criteria based upon the achievement of company-wide, business unit or individual goals, which may include continued employment or service, or any other basis determined by the Compensation Committee. Notwithstanding the foregoing, if the Administrator desires that the Award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals (see “Performance Goals” below for more information).

Upon satisfying the applicable vesting criteria, the participant shall be entitled to the payout specified in the Award agreement. Notwithstanding the foregoing, at any time after the grant of restricted stock units, the Administrator may reduce or waive any vesting criteria that must be met to receive a payout. The Administrator shall pay earned restricted stock units in Shares only.

Performance Shares

Performance shares are Awards that will result in a payment of Shares to a participant only if performance objectives established by the Administrator are achieved or the Awards otherwise vest. The applicable performance objectives will be determined by the Administrator, and may be based upon the achievement of company-wide, business unit or individual goals, which may include continued employment or service, or any other basis determined by the Compensation Committee. Notwithstanding the foregoing, if the Administrator desires that the Award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals (see “Performance Goals” below for more information).

Performance shares have an initial value equal to the fair market value of a Share on the date of grant. Performance shares may be granted to employees, consultants or directors at any time as shall be determined by the Administrator in its sole discretion. Subject to the terms of the Plan, the Administrator will have complete discretion to determine the number of Shares subject to a performance share Award and the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of performance shares. Subject to the terms of the 2005 Plan, the Administrator will determine the number of performance shares granted to a service provider, but, with respect to any performance shares, restricted stock units or restricted stock awards that are intended to qualify as performance-based compensation, no participant may be granted in any fiscal year more than 500,000 Shares of such awards in the aggregate (which shall be increased to 1,000,000 Shares of such awards in the aggregate upon approval of this proposal by Wind River’s stockholders), except that the participant may receive such Awards covering up to 1,500,000 Shares during his or her first fiscal year of employment at Wind River.

Performance Units

Performance units are Awards that will result in a cash payment to a participant only if performance objectives established by the Administrator are achieved or the Awards otherwise vest. The applicable performance objectives will be determined by the Administrator, and may be based upon the achievement of company-wide, business unit or individual goals, which may include continued employment or service, or any other basis determined by the Compensation Committee. Notwithstanding the foregoing, if the Administrator desires that the Award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals (see “Performance Goals” below for more information).

Performance units have an initial value equal to the fair market value of a Share on the date of grant. Each such unit is the cash equivalent of one Share. Performance units may be granted to employees, consultants or directors at any time as shall be determined by the Administrator in its sole discretion. Subject to the terms of the 2005 Plan, the Administrator will have complete discretion to determine the number of Shares subject to a performance unit Award and the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of performance shares. Subject to the terms of the 2005 Plan, the Administrator will determine the number of performance units granted to a service provider, but, with respect to any performance units intended to qualify as performance-based compensation, no participant may be granted in any fiscal year performance units with an initial value greater than $1,000,000, except that the participant may receive such Awards covering up to $3,000,000 in initial value during his or her first fiscal year of employment at Wind River.

Deferred Stock Units

Deferred stock units consist of a restricted stock, restricted stock unit, performance share or performance unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred stock units shall remain subject to the claims of Wind River’s general creditors until distributed to the participant.

Subject to the terms of the 2005 Plan, the Administrator will determine the number of deferred stock units granted to a service provider, but during any fiscal year of Wind River, no participant may be granted more than 500,000 Shares in the aggregate subject to performance shares, restricted stock units, or restricted stock, except that the participant may receive such Awards covering up to 1,500,000 Shares during his or her first fiscal year of employment at Wind River.

Non-Employee Director Awards

Each non-employee director receives automatic, non-discretionary RSU grants under the 2005 Plan.

All non-employee directors of Wind River automatically are granted, as of the date they are appointed or elected to the Board of Directors, an RSU covering 30,000 Shares. These initial grants vest as to 25% of the covered Shares on each anniversary of the grant date, so as to become 100% vested on the four-year anniversary of the grant date thereafter, provided that the individual remains a service provider through each vesting date.

On April 1st of each year, each individual who is a non-employee director as of such date and who has served as a non-employee director for the previous twelve months, automatically is granted an RSU covering 18,000 Shares. Each individual who was not a non-employee director on April 1 of the previous year shall receive an RSU covering the number of Shares determined by multiplying 18,000 Shares by a fraction, the numerator of which is the number of days since the non-employee director received his or her initial grant, and the denominator of which is 365, rounded down to the nearest whole Share. Assuming continued service as a director, these RSUs automatically vest in full on the first anniversary of the grant date.

The Board of Directors may change the number of Shares subject to future initial and ongoing grants to non-employee directors.

Performance Goals

Under Section 162(m), the annual compensation paid to our Chief Executive Officer and to each of our other four most highly compensated executive officers may not be deductible to the extent it exceeds $1.0 million. However, we are able to preserve the deductibility of compensation in excess of $1.0 million if the conditions of Section 162(m) are met. These conditions include: stockholder approval of the 2005 Plan; setting limits on the number of Awards that any individual may receive and for Awards other than options; and establishing performance criteria that must be met before the Award will vest or be paid.

We have designed the 2005 Plan so that it permits us to pay compensation that qualifies as performance-based under Section 162(m). Thus, the Administrator (in its discretion) may make performance goals applicable to a participant with respect to an Award. The Compensation Committee has approved certain amendments to the permissible performance goals to conform better with Section 162(m) of the Internal Revenue Code, which amendments are subject to stockholder approval. Upon approval of this proposal by Wind River’s stockholders, at the Administrator’s discretion, the performance goals applicable to an Award may provide for a targeted level of achievement using one or more of the following objectively determinable measures: (i) cash flow (including operating cash flow or free cash flow), (ii) revenue (on an absolute basis or adjusted for currency effects), (iii) gross margin, (iv) operating expenses or operating expenses as a percentage of revenue, (v) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings, and may be determined in accordance with US GAAP, in accordance with accounting principles established by the International Accounting Standards Board (“IASB”) or adjusted to exclude any or all non-GAAP or non-IASB items), (vi) earnings per share (on a GAAP, non-GAAP, IASB or non-IASB basis), (vii) growth in any of the foregoing measures, (viii) stock price, (ix) return on equity or average stockholders’ equity, (x) total stockholder return, (xi) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (xii) return on capital, (xiii) return on assets or net assets, (xiv) return on investment, (xv) economic value added, (xvi) operating profit, controllable operating profit, or net operating profit, (xvii) operating margin, (xviii) cash conversion cycle, (xix) market share, (xx) contract awards or backlog, (xxi) overhead or other expense reduction, (xxii) credit rating, (xxiii) improvement in workforce diversity, (xxiv) customer indicators, (xxv) new product invention or innovation, (xxvi) attainment of research and development milestones, (xxvii) improvements in productivity, (xxviii) attainment of objective operating goals, (xxix) bookings and (xxx) individual employee performance metrics. Any performance goal may be tested or measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, the passage of time and/or against other companies or financial metrics), (iii) on a per share and/or per capita basis, (iv) against the performance of Wind River as a whole or against any particular segments or products of the Company, and/or (v) on a pre-tax or after-tax basis.

Changes in Capitalization

If Wind River experiences a stock dividend, stock split, reverse stock split, combination or reclassification of the Common Stock or other change in capital structure, a proportional adjustment will be made to the number of Shares available for issuance under the 2005 Plan, the number and price of Shares subject to outstanding Awards and the per-person limits on Awards, as appropriate to reflect the stock dividend or other change.

Change in Control

In the event of a “change in control” of Wind River, the successor corporation will either assume or provide a substitute award for each outstanding Award. In the event the successor corporation refuses to assume or provide a substitute award, the Award will immediately vest and become exercisable as to all of the Shares subject to such Award, or, if applicable, the Award will be deemed fully earned and will be paid out prior to the change in control. In addition, if an option or stock appreciation right has become fully vested and exercisable in lieu of assumption or substitution, or because it was granted to a non-employee director under the automatic grant provisions of the 2005 Plan, the Compensation Committee will provide at least 15 days’ notice that the option or stock appreciation right will immediately vest and become exercisable as to all of the Shares subject to such Award and all outstanding options and stock appreciation rights will terminate upon the expiration of such notice period.

In addition, upon a change in control, the options granted to non-employee directors pursuant to the automatic option grant provisions of the 2005 Plan will immediately vest in full.

Limited Transferability of Awards

Awards granted under the 2005 Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution and may be exercised during the lifetime of the participant, only by the participant. Notwithstanding the foregoing, the Administrator may permit an individual to transfer an Award. Any transfer shall be made in accordance with procedures established by the Administrator. In no event may a transfer be made for value.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Wind River of Awards granted under the 2005 Plan. Tax consequences for any particular individual may be different.

Nonqualified Stock Options

No taxable income is recognized when a nonqualified stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the Shares on the exercise date over the exercise price. Any additional gain or loss recognized upon later disposition of the Shares is capital gain or loss.

Incentive Stock Options

No taxable income is recognized when an incentive stock option is granted or exercised, except for purposes of the alternative minimum tax. If the participant exercises the option and then later sells or otherwise disposes of the Shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the Shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the Shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain or loss will be capital gain or loss.

Stock Appreciation Rights

No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any Shares received. Any additional gain or loss recognized upon any later disposition of the Shares will be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Deferred Stock Units

A participant will not have taxable income upon grant unless (with respect to restricted stock only) he or she elects to be taxed at that time. Instead, he or she generally will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the Shares or cash received minus any amount paid for the Shares. Depending on the structure of the deferred stock unit, it may result in an additional 20% tax under Internal Revenue Code Section 409A and an additional 20% tax under California law.

Tax Effect for Wind River

Wind River generally will be entitled to a tax deduction in connection with an Award under the 2005 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). As discussed above, special rules limit the deductibility of compensation paid to our Chief Executive Officer and to each of our four most highly compensated executive officers. However, the 2005 Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based compensation under Section 162(m), thereby permitting Wind River to receive a federal income tax deduction in connection with such Awards.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES AND WIND RIVER WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2005 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE

TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE SERVICE PROVIDER MAY RESIDE.

Amendment and Termination of the Plan

The Board generally may amend, alter, suspend or terminate the 2005 Plan at any time and for any reason. However, no amendment, suspension, or termination may impair the rights of any participant in the 2005 Plan without his or her consent. Amendments will be contingent on stockholder approval if required by applicable law. Unless terminated earlier by the Board, the 2005 Plan will continue in effect for ten years following the date the Board approved the 2005 Plan.

Equity Compensation Plan Information

The following table sets forth information about our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans as of January 31, 2009. The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by Wind River in connection with acquisitions of the companies that originally granted those options. Footnote (1) to the table sets forth the total number of shares of our common stock issuable upon the exercise of those assumed options as of January 31, 2009, and the weighted average exercise price of those options. No additional options may be granted under those assumed plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	13,067,968	(1)(2)	$10.93	(3)	7,739,596	(4)
Equity compensation plans not approved by security holders	3,268,132		$10.60		—

Total	16,336,100	(1)(2)	$10.86	(3)	7,739,596	(4)

(1)	Excludes outstanding options to purchase an aggregate of 96,083 shares with a weighted average exercise price of $11.67, which were assumed by Wind River in connection with the acquisitions of AudeSi Technologies Inc., Embedded Support Tools Corporation, Integrated Systems, Inc., and Rapid Logic, Inc.
(2)	Includes 1,594,716 shares of our common stock issuable pursuant to outstanding restricted stock units under the 2005 Plan. Restricted stock units represent an unfunded, unsecured right to receive shares of Wind River common stock and the value of such awards varies directly with the price of Wind River common stock.
(3)	Calculated without taking into account shares of our common stock issuable pursuant to outstanding restricted stock units that will become issuable as those units vest, without any cash consideration or other payment required for such shares.
(4)	Includes 5,107,946 shares available for future issuance as of January 31, 2009 under the 2005 Plan (as amended) and 2,631,650 shares available for future issuance under our 1993 Employee Stock Purchase Plan (as amended).

The equity compensation plans not approved by security holders generally have the same features as those approved by security holders. For further details regarding Wind River’s equity compensation plans, see Note 10, “Stock-Based Compensation Plans” in Notes to Consolidated Financial Statements as part of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2009.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 21, 2009, regarding beneficial ownership of our Common Stock by (i) each person who is known to us to own beneficially more than 5% of our Common Stock; (ii) each director and each nominee for election as a director of Wind River; (iii) each executive officer named in the Summary Compensation Table of this Proxy Statement; and (iv) all of our current directors and officers as a group.

	Amount and Nature of Beneficial Ownership (2)
Name and Address of Beneficial Owner (1)	Number of Shares	Percent of Total Outstanding (3)
Five Percent Stockholders:
T. Rowe Price Associates, Inc. (4)	5,830,218	7.6%
Barclays Global Investors, NA (5)	4,430,895	5.8%
AXA (6)	3,828,157	5.0%

Named Executive Officers and Directors:
John C. Bolger (7)	117,140	*
Jerry L. Fiddler (8)	3,991,674	5.2%
Narendra K. Gupta (9)	4,807,775	6.2%
Grant M. Inman (10)	284,000	*
Harvey C. Jones (11)	125,000	*
Standish H. O’Grady (12)	165,000	*
Kenneth R. Klein (13)	3,755,408	4.7%
Ian R. Halifax (14)	272,679	*
Damian G. Artt (15)	288,316	*
John J. Bruggeman (16)	299,835	*
Barry R. Mainz (17)	179,049	*
All executive officers and directors as a group (14 persons) (18)	15,029,493	18.1%

*	Less than 1%
(1)	Unless otherwise indicated, the address for all beneficial owners is c/o Wind River Systems, Inc., 500 Wind River Way, Alameda, CA 95401.
(2)	Under SEC rules, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. The information on beneficial ownership in the table and the footnotes is based upon our records and the most recent Schedule 13D or 13G filed by each such person and information supplied to us by such person. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares subject to options which are exercisable within 60 days after April 21, 2009 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.
(3)	Applicable percentages are based on 76,817,233 shares of Wind River Common Stock outstanding on April 21, 2009, adjusted as required by rules promulgated by the SEC.
(4)	Based on Schedule 13G/A filed with the SEC on February 11, 2009. The address of the beneficial owner is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	Based on Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA and its affiliated entities, Barclays Global Investors, NA is the beneficial owner of 1,906,709 shares, has sole voting power with respect to 1,662,993 shares and sole dispositive power with respect to all reported shares. Barclays Global Fund Advisors is the beneficial owner of 2,477,528 shares, has sole voting power with respect to 2,094,167 shares and sole dispositive power with respect to all reported shares. Barclays Global Investors, Ltd. is the beneficial owner of 46,658 shares, has no voting power with respect to the reported shares and sole dispositive power with respect to all reported shares. The address of Barclays Global Investors, NA and its affiliated entities is 400 Howard Street, San Francisco, California 94105.
(6)	Based on Schedule 13G filed with the SEC on February 13, 2009 by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA (on behalf of Rosenberg Investment Management LLC) and AXA Financial, Inc. (on behalf of its subsidiaries—AllianceBernstein L.P. and AXA Equitable Life Insurance Company). AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA are deemed to have sole voting power with respect to 1,929,827 shares and sole dispositive power with respect to 3,828,157 shares. AXA Financial, Inc. has sole voting power with respect to 285,418 shares and sole dispositive power with respect to 308,383 shares. The address of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 26, rue Drouot, 75009 Paris, France. The address of AXA is 25, avenue Matignon, 75008 Paris, France. The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104.
(7)	Consists of 4,140 shares held by Mr. Bolger and 113,000 shares subject to stock options exercisable within 60 days after April 21, 2009.
(8)	Includes 2,442,554 shares held by the Fiddler and Alden Family Trust, of which Mr. Fiddler is a trustee; 276,563 shares held by the Jazem I Family Partners LP—Fund 5, of which Mr. Fiddler is a general partner; 508,125 shares held by Jazem II Family Partners LP, of which Mr. Fiddler is a general partner; 247,953 shares held by Jazem III Family Partners LP, of which Mr. Fiddler is a partner; 276,563 shares held by Jazem IV Family Partners LP, of which Mr. Fiddler is a partner; and 2,040 shares held in his 401(k) plan account. Also includes 237,876 shares subject to stock options exercisable within 60 days after April 21, 2009.
(9)	Includes 3,483,236 shares held by the Narendra and Vinita Gupta Living Trust dated 12/2/94, of which Mr. Gupta is a trustee; 920,000 shares held by the Gupta Irrevocable Children Trust, of which Mr. Gupta is also a trustee; 7,176 shares held in an account benefiting Mr. Gupta’s daughter under the Uniform Gift to Minors Act, of which Mr. Gupta is the custodian; 474 shares held in his ESPP account and 89 shares held in his 401(k) plan. Also includes 396,800 shares subject to stock options exercisable within 60 days after April 21, 2009. Mr. Gupta disclaims beneficial ownership of the shares held in the Gupta Irrevocable Children Trust and those held in his daughter’s name.
(10)	Includes 119,000 shares held by the Inman Living Trust UAD 5/9/89, of which Mr. Inman is a trustee; and 52,000 shares held by the Grant M. Inman IRA Rollover, of which Mr. Inman is a custodian. Also includes 113,000 shares subject to stock options exercisable within 60 days after April 21, 2009.
(11)	Consists of shares subject to stock options exercisable within 60 days after April 21, 2009.
(12)	Consists of 40,000 shares held by The O’Grady Revocable Trust (HSP) of which Mr. O’Grady is trustee and 125,000 shares subject to stock options exercisable within 60 days after April 21, 2009.
(13)	Consists of 170,109 shares held by Mr. Klein, 2,967 shares held in his 401(k) plan account and 3,582,332 shares subject to stock options exercisable within 60 days after April 21, 2009.
(14)	Consists of 6,746 shares held by Mr. Halifax, 1,351 shares held in his 401(k) plan account and 264,582 shares subject to stock options exercisable within 60 days after April 21, 2009.
(15)	Consists of 7,763 shares held by Mr. Artt, 2,637 shares held in his 401(k) plan account and 277,916 shares subject to stock options exercisable within 60 days after April 21, 2009.
(16)	Consists of 3,986 shares held by Mr. Bruggeman, 2,412 shares held in his 401(k) plan account and 293,437 shares subject to stock options exercisable within 60 days after April 21, 2009.
(17)	Consists of 5,913 shares held by Mr. Mainz, 2,616 shares held in his 401(k) plan account and 170,520 shares subject to stock options exercisable within 60 days after April 21, 2009.
(18)	Includes 6,395,981 shares subject to stock options held by officers and directors exercisable within 60 days after April 21, 2009.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis relates to the compensation paid during our 2009 fiscal year to the executive officers named in the Summary Compensation Table set forth below on page 46 (our “Named Executive Officers”).

Executive Compensation Overview

Our executive compensation programs are designed (i) to attract, as needed, executives with the skills necessary for the Company to achieve our business plan priorities, (ii) to compensate those executives fairly over time, (iii) to retain those executives who continue to perform at or above the levels of performance we expect from our leaders, (iv) to align the compensation of our executives with the performance of our Company on a short- and long-term basis and (v) to promote sustainable value creation for stockholders. Our executive compensation programs have four primary components — base salary, cash incentive awards, equity awards and other benefits.

Our Compensation Committee

The Compensation Committee of the Board of Directors reviews and approves the compensation of our Chief Executive Officer and the other Named Executive Officers. The Compensation Committee also works with management in reviewing and approving various other Company compensation policies and matters and it administers our equity incentive plans. All members of the Compensation Committee are non-employee “independent directors” as defined by the Nasdaq Stock Market. The charter of the Compensation Committee charter is available on our website at http://ir.windriver.com/ under the “Corporate Governance” section.

The Compensation Committee conducts an annual evaluation and analysis of Wind River’s executive compensation programs and practices with respect to base salary, cash incentive compensation, equity compensation and selected other matters to ensure that such programs are structured appropriately to achieve our compensation objectives. The Compensation Committee meets at least annually to evaluate the performance of the executive officers, to determine payouts under our cash incentive plan, to set the base salaries of the executive officers for the next fiscal year, and to consider and approve any grants of equity awards to the executive officers. The Compensation Committee met nine times in fiscal 2009. The Compensation Committee regularly meets in executive session, without Company management present.

Compensation Philosophy and Policies

The Compensation Committee, in consultation with our Chief Executive Officer, has established the following objectives for our executive compensation programs:

•	Provide competitive total pay opportunities that help attract, reward and retain critical leadership talent;

•	Establish a direct link between operational performance intended to create stockholder value and executive performance and actual awards;

•	Create a sense of focus, urgency and accountability such that executives are held accountable for their actions and outcomes to create an ownership mentality among our leaders; and

•	Align the interests and objectives of our executives with our stockholders to build a sustainable organization while not encouraging excessive risk taking.

To achieve these objectives, the Compensation Committee has established the following principles for the four primary components of our executive compensation programs:

•

Base salaries paid to executive officers are targeted to be competitive with comparable public technology companies, including those with similar financial metrics, in order to enable the Company to attract and retain talent in a competitive marketplace and to compensate executives for performing their duties and responsibilities. We do not apply a set formula for establishing the proportion of compensation to be delivered in the form of salary.

•

Cash incentive awards are structured to provide significant variability based on the level of achievement of corporate financial goals, and to provide rewards to executive officers for meeting and exceeding these goals. We do not apply a set formula for establishing the proportion of compensation to be delivered in the form of cash incentive awards, although target award levels are generally set as a percentage of annual base salary.

•

Equity awards are structured to foster an ownership mentality among our executive officers and to reward them based on their ability to increase long-term stockholder value. We do not apply a set formula for establishing the proportion of compensation to be delivered in the form of equity awards, although we do believe that equity incentives are an important component of total compensation, as well as a fundamental element of our pay-for-performance philosophy.

•

Other benefits, such as our Section 401(k) Plan, employee stock purchase plan, and health and life insurance plans, are generally available to executive officers on the same terms as they are made available to all U.S.-based Company employees. The cost of the benefits and other perquisites provided to our executive officers constitutes only a small percentage of each executive officer’s total compensation.

In setting the compensation for each executive officer, the Compensation Committee considers (i) the level of compensation paid to executive officers in positions at comparable technology companies, (ii) the responsibility and authority of each position relative to other positions within the Company, (iii) the individual performance of each executive officer, and (iv) the significance and importance of such executive officer’s experience, skills and position.

Compensation Consultant. The Compensation Committee regularly works with an external executive compensation consultant that assists the Committee in reviewing and analyzing current market data for both cash compensation and equity awards. The consultant reports directly to the Compensation Committee and the Committee has sole authority to hire, fire and direct the work of the consultant. For fiscal years 2006, 2007 and 2008, the Compensation Committee worked with Radford Surveys + Consulting, an Aon Consulting Company. Since October 2008, the Compensation Committee has worked with Compensia. In selecting a compensation consultant, the Compensation Committee considers several factors, including whether the consultant is capable of providing opinions and analyses of the Company’s compensation programs independent of management and whether the consultant can make clear recommendations with respect to trends and best practices in compensation program design, administration and disclosure.

Role of Chief Executive Officer in Setting Compensation. Our Chief Executive Officer plays an important role in the compensation-setting process for our executive officers, including the Named Executive Officers, other than himself and in designing general compensation plans for the Company’s employees. Our Chief Executive Officer, among other things, (i) evaluates executive officer performance; (ii) establishes business performance objectives and target compensation levels for executive officers; and (iii) recommends base salary levels and equity awards for executive officers. The Compensation Committee considers, but is not bound to and does not always accept, the Chief Executive Officer’s recommendations with respect to executive compensation.

The Compensation Committee meets from time to time with our Chief Executive Officer and/or other officers, including our Vice President, Human Resources, to obtain recommendations with respect to Company compensation programs, practices and packages for executive officers, other employees and directors. Our Chief Executive Officer also participates in Compensation Committee meetings, at the Compensation Committee’s request, to provide background information concerning the Company’s strategic objectives, his evaluation of the performance of the executive officers other than himself, and compensation recommendations as to the executive officers other than himself. While the Compensation Committee may discuss the Chief Executive Officer’s compensation package with him, it meets in executive session without him present to determine his compensation. Other than participating in an evaluation process with our Chief Executive Officer relating to their own performance, the other Named Executive Officers do not play a role in their own compensation determination.

Peer Group Analysis. As part of its annual review of executive compensation, the Compensation Committee identifies a group of peer companies with which Wind River competes both in the technology sector for products and services as well as for executive talent. The Compensation Committee, in consultation with its compensation consultant, annually reviews the composition of this peer group and its methodology for using the compensation data derived from this group to ensure that current business and market conditions are factored into the design of the Company’s compensation programs.

During its January 2008 review of targeted executive compensation for fiscal 2009, the Compensation Committee maintained the same criteria for selecting the peer group as it used for purposes of establishing executive compensation levels for fiscal 2008, but revised the composition of the peer group as a result of various corporate and market changes. The revised peer group for fiscal 2009 consisted of 18 software companies similar in size to Wind River, with revenues between $200 million and $750 million and market capitalizations between $500 million and $3.0 billion. For fiscal 2008, the Company had revenues of approximately $329 million and, at the end of fiscal 2008, the Company had a market capitalization of approximately $735 million. For fiscal 2009, the peer group consisted of the following companies:

Ariba, Inc.	MicroStrategy Incorporated
Aspen Technology, Inc.	MSC.Software Corporation
Epicor Software Corporation	Open Text Corporation
EPIQ Systems, Inc.	Progress Software Corporation
Informatica Corporation	Radiant Systems, Inc.
JDA Software Group, Inc.	RealNetworks, Inc.
Macrovision Corporation	Solera Holdings, Inc.
Magma Design Automation, Inc.	SPSS Inc.
Manhattan Associates, Inc.	TIBCO Software Inc.

The changes in the peer group for fiscal 2009 resulted in the replacement of all but seven of the peer companies from the group used in fiscal 2008 and the reduction of the peer group from 22 to 18 companies. Publicly available executive compensation data with respect to the peer group, as well as data from established surveys of executive compensation, were considered by the Compensation Committee in setting targeted executive compensation levels for fiscal 2009.

Competitive Positioning. The Compensation Committee seeks to establish a pay-for-performance culture at the Company by generally providing market-competitive compensation levels when the Company achieves its stated business objectives, while paying above market when the Company’s performance exceeds expectations.

For the executive officers, the Compensation Committee has generally considered the market competitive range, especially the 50th percentile of the peer group data, when setting base salaries and total cash compensation target levels (which includes base salaries and cash incentive award opportunities), with actual total cash compensation levels (which includes base salaries and actual cash incentive awards) generally ranging from approximately the 50th percentile to approximately the 75th percentile based on Company performance and individual contributions to our success. However, in determining total compensation levels , the Compensation

Committee also considers other factors, such as job performance, skill set, prior experience, the executive officer’s time in his or her position and/or with the Company, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, current salary levels and market conditions.

Elements of Compensation

Cash Compensation

Base Salary

Base salaries for executive officers are reviewed annually by the Compensation Committee and may be adjusted in accordance with certain criteria, including individual performance, the functions performed by the executive officer, the scope of his or her on-going duties, general changes in industry compensation for comparable positions, and our financial performance. The weight given to each factor by the Compensation Committee may vary for each executive officer.

Review of Salaries for Fiscal 2009. As part of the Compensation Committee’s annual review of executive salaries for fiscal 2009, which occurred in January and February 2008, Mr. Klein made recommendations to the Compensation Committee with respect to the proposed base salaries for each executive officer, including the Named Executive Officers, other than himself. After reviewing relevant market data provided by its compensation consultant, the Compensation Committee accepted Mr. Klein’s recommendations and approved adjusted base salaries as follows.

Adjustment to Base Salaries for Fiscal 2009

Name	FY08 Base Salary	FY09 Base Salary
Kenneth R. Klein	$650,000	$682,500
Chairman of the Board, President and Chief Executive Officer

Ian R. Halifax	$350,000	$400,000
Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary

Damian G. Artt	$275,000	$290,000
Senior Vice President, Worldwide Sales and Services

John J. Bruggeman	$300,000	$315,000
Chief Marketing Officer

Barry R. Mainz	$250,000	$315,000
Chief Operating Officer

Mr. Artt’s base salary was increased to, among other things, meet the 50th percentile of the peer group. Mr. Mainz’s base salary was increased as part of an adjustment to his compensation package as a result of his expanded role and responsibilities and in connection with decreasing his targeted commission compensation. The adjusted base salaries for Messrs. Klein, Halifax and Bruggeman generally fell at or above the 75th percentile of the peer group. These adjustments were based largely on the Compensation Committee’s consideration of the changes to the peer group that occurred in fiscal 2008, as well as, among other things, the individual performance of these executive officers and the recent financial performance of the Company.

Review of Salaries for Fiscal 2010. In January 2009, the Compensation Committee considered the annual base salaries for the Named Executive Officers for fiscal 2010. In view of general economic conditions, Mr. Klein recommended, and the Compensation Committee agreed, not to increase the base salaries of any of the executive officers, including the Named Executive Officers, for fiscal 2010.

Cash Incentive Awards

Our executive officers are eligible to participate in a cash incentive award program. The Compensation Committee believes that cash incentive awards serve to motivate our executive officers to meet performance goals set by management and the Compensation Committee that benefit all of the Company’s stakeholders. The Compensation Committee establishes the goals for the cash incentive award program based on the annual operating plan approved each year by the Board of Directors to ensure alignment of business goals and priorities.

Targets for Fiscal 2009. In March 2008, the Compensation Committee adopted the Company’s Incentive Compensation Plan (“ICP”) for fiscal 2009. The Named Executive Officers participated in the ICP to the same extent as all other eligible employees, except that executive officers and employees who were participants in a sales compensation or commission plan or other bonus plan were not eligible to participate in the ICP. Under the terms of the ICP, eligible employees could receive cash incentive awards on a semi-annual basis, based on the Company’s and the individual employee’s performance for each semi-annual period. The level of achievement of the Company performance goals for each semi-annual period in fiscal 2009 would determine the funding level of the bonus pool for each semi-annual period.

In March 2008, the Compensation Committee determined that Company performance would be based upon achieving targeted levels of (i) semi-annual net revenue, and (ii) semi-annual earnings per share on a non-GAAP basis (calculated by adjusting GAAP net loss per share to exclude certain items such as stock-based compensation, amortization of purchased and other intangibles, employer payroll taxes on stock option exercises and the tax effects of these non-GAAP adjustments). These measures are key operating metrics used by management for several purposes, including assessing historical company performance, budgeting and forecasting. Individual performance would be based upon the participant achieving his or her individual performance goals for each semi-annual period. Target awards were set at a percentage of a participant’s annual base salary.

In March 2008, the Compensation Committee set the following targets for net revenue and earnings per share on a non-GAAP basis for purposes of the ICP for each of the first half (“H1 FY09”) and the second half (“H2 FY09”) of fiscal 2009:

	H1 FY09 Target	H2 FY09 Target
ICP semi-annual revenue targets	$167.0 million	$203.0 million
ICP semi-annual earnings per share (on a non-GAAP basis) targets	$0.10	$0.40

These target levels conformed to the Company’s then-current annual operating plan for fiscal 2009. As discussed below under “ICP Payouts for Fiscal 2009,” the financial targets for H2 FY09 were subsequently adjusted downwards by the Compensation Committee. The Compensation Committee planned to fund the bonus pool at 100% of the specified target levels for all eligible employees if both of these corporate targets were met and the payment of bonuses of that amount was incorporated into the Company’s annual operating plan. In setting these targets, the Compensation Committee believed that there was a reasonable likelihood that the Company would achieve the targets specified for each semi-annual period if the Company executed as planned on its business plan.

For purposes of determining payouts under the ICP, the two corporate performance measures were weighted in proportion to each other, such that if both net revenue and earnings per share target levels were met, the bonus pool would be funded at a multiple of 100% ranging from 1.0 to 1.7, depending upon the extent to which each target was met or exceeded. If one or both of the target levels was not met, the multiple of 100% could range from 0.0 to 1.0, depending upon the degree of shortfall in each category. The Compensation Committee retained the discretion to amend any aspect of the ICP, including the amounts of the bonus pool, the applicable formulas and the payout percentages.

In March 2008, the Compensation Committee established the following target award opportunities (that is, the targeted payout if the Company achieved its performance goals and the bonus pool was funded at 100%) for the Named Executive Officers for fiscal 2009:

Name	Title	Annual Target Bonus Percentage for FY09
Kenneth R. Klein	Chairman of the Board, President and Chief Executive Officer	81% of base salary of $682,500

Ian R. Halifax	Senior Vice President Finance and Administration, Chief Financial Officer and Secretary	50% of base salary of $400,000

Damian G. Artt (1)	Senior Vice President, Worldwide Sales and Services	—

John J. Bruggeman	Chief Marketing Officer	50% of base salary of $315,000

Barry R. Mainz (1)	Chief Operating Officer	—

(1)	Mr. Artt and Mr. Mainz were not eligible to participate in the fiscal 2009 ICP because, as Vice President, Worldwide Sales and Services and Chief Operating Officer, respectively, they were eligible to receive commissions under Company sales compensation plans, the amounts of which are calculated based upon the extent of achievement of specified sales invoicing, booking or revenue targets for each quarter in fiscal 2009. The targeted commission opportunities for Mr. Artt and Mr. Mainz for fiscal 2009 were $240,000 and $157,500, respectively. In addition, Mr. Artt was also eligible to receive an additional $50,000 bonus based upon the achievement of quarterly revenue milestones, for a total target award opportunity of $290,000. For the amounts paid to Mr. Artt under these plans for fiscal 2007, 2008 and 2009 and the amount paid to Mr. Mainz for fiscal 2009, see the Summary Compensation Table on page 46 under the column “Non-Equity Incentive Plan Compensation”.

The annual target bonus percentages for fiscal 2009 were the same as for fiscal 2008 for the Named Executive Officers (with the exception of Mr. Klein, whose annual target bonus percentage increased from 77% of his base salary for fiscal 2008 to 81% of his base salary for fiscal 2009). However, the total dollar amounts that the Named Executive Officers were eligible to be paid increased as a result of adjustments in their base salaries, as described above. The annual target bonus percentages were determined to fall approximately between the 50th and 75th percentile for comparable positions among our peer group.

ICP Payouts for Fiscal 2009. In August 2008, the Compensation Committee approved cash bonuses for the Named Executive Officers for the first half of fiscal 2009 as set forth in the second column of the following table. The Company exceeded the original revenue and non-GAAP earnings per share targets for the first half of fiscal 2009 by $12.8 million and $0.16 per share, respectively. Under the terms of the ICP, these results would have led to the funding of the bonus pool at 170% of the semi-annual bonus targets. However, the Compensation Committee exercised its discretion to award bonuses for the first half of fiscal 2009 at only 100% of the semi-annual bonus targets for each of the eligible Named Executive Officers and to adjust the ICP revenue and earnings per share target levels for the second half of fiscal 2009 (i) to credit some of the revenue and earnings per share performance during the first half of fiscal 2009 in excess of the original first half year targets toward (and thus effectively reducing) the revenue and earnings per share target levels for the second half of fiscal 2009 and (ii) to increase the resulting second half non-GAAP earnings per share target level to take into account the accretive effects of the Company’s stock repurchases during the year. The revised revenue and non-GAAP earnings per share targets for the second half of fiscal 2009 were $190.5 million and $0.28, respectively.

In March 2009, the Compensation Committee approved cash bonuses for the eligible Named Executive Officers for the second half of fiscal 2009 (“H2 FY09”) as set forth in the third column of the following table.

For the second half of fiscal 2009, the Company’s revenues of $179.9 million did not meet the revised revenue target level established in August 2008 but the Company’s non-GAAP earnings per share of $0.32 exceeded the revised non-GAAP earnings per share target level. Under the revised terms of the ICP, no bonuses would have been payable based on these results for the second half of fiscal 2009. However, the Compensation Committee exercised its discretion to award bonuses for the second half of fiscal 2009 at 85% of the semi-annual bonus targets in recognition of the achievement of the revised earnings per share target level, the previous reduction in the bonuses awarded for the first half of fiscal 2009 from those contemplated under the original terms of the ICP and the changes in the general economic environment that occurred during the second half of fiscal 2009.

For the eligible Named Executive Officers, individual payouts under the ICP for fiscal 2009 were determined based solely upon the Company’s achievement of corporate financial goals. Our Chief Executive Officer did not recommend to the Compensation Committee and the Committee did not approve any personal goals for the Named Executive Officers as part of the fiscal 2009 ICP for the Named Executive Officers.

Name	H1 FY09 ICP Payout	H2 FY09 ICP Payout	Total Payout under ICP for FY09
Kenneth R. Klein	$275,000	$233,750	$508,750	(1)
Chairman of the Board, President and Chief Executive Officer

Ian R. Halifax	$100,000	$85,000	$185,000	(2)
Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary

Damian G. Artt (3)	—	—	—
Senior Vice President, Worldwide Sales and Services

John J. Bruggeman	$78,750	$66,938	$145,688	(4)
Chief Marketing Officer

Barry R. Mainz (3)	—	—	—
Chief Operating Officer

(1)	The target award opportunity was 81% of base salary of $682,500.
(2)	The target award opportunity was 50% of base salary of $400,000.
(3)	Mr. Artt and Mr. Mainz were not eligible to participate in the ICP because, as Vice President, Worldwide Sales and Services and Chief Operating Officer, respectively, they are eligible to receive commissions under Company sales compensation plans, the amounts of which are calculated based upon the extent of achievement of specified sales invoicing, booking or revenue targets for each quarter in fiscal 2009. For the amounts paid to Mr. Artt under these plans for fiscal years 2007, 2008 and 2009 and the amount paid to Mr. Mainz for fiscal 2009, see the Summary Compensation Table on page 46 under the column “Non-Equity Incentive Plan Compensation”.
(4)	The target award opportunity was 50% of base salary of $315,000.

Cash Incentive Compensation Plan for Fiscal 2010. In March 2009, the Compensation Committee adopted the Company’s ICP for fiscal 2010, which is structured in a manner similar to the fiscal 2009 ICP except that the Company performance goals will consist of semi-annual non-GAAP earnings per share targets that conform with the Company’s fiscal 2010 annual operating plan. The Compensation Committee decided not to change the annual target bonus percentages for any of the Named Executive Officers for fiscal 2010, but the Committee structured the ICP such that cash incentive bonuses will be paid in an aggregate amount equal to only 50% (rather than 100%) of the target bonuses of Company employees if the non-GAAP earnings per share targets are met, with any additional potential bonus payout being at the discretion of the Committee based upon actual financial performance.

Equity Compensation

While the Company did not have stock ownership guidelines for the executive officers and directors during fiscal 2009, the executive officers are encouraged to invest in the Company’s common stock and “think like owners” when making strategic decisions during their tenure with Wind River. Our 2005 Equity Incentive Plan was established to provide an incentive for employees, including executive officers, to maximize our long-term performance, and it permits the Board of Directors or the Compensation Committee to grant various types of awards, including stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance shares, performance units and deferred stock units to employees, including executive officers, on such terms as the Board or the Compensation Committee may determine.

The Compensation Committee believes that our stock plans and the equity participation of the executive officers align the interests of the executive officers with the long-term interests of the stockholders. The Compensation Committee, along with management, regularly reviews the financial and employee-relations impacts of our equity compensation programs, along with industry trends and competitive practices, to determine how to best use equity in support of Wind River’s primary objective of creating value for its stockholders. The Company, with the oversight and approval of the Compensation Committee, generally provides equity awards: (i) initially to all new employees of the Company, consistent with typical awards provided to similarly situated employees by similarly situated companies, (ii) annually to members of the Board of Directors, (iii) annually to executive and non-executive officers of the Company and (iv) annually to employees who have met or exceeded certain performance and contribution criteria.

Type and Mix of Equity Awards. In January 2008, the Compensation Committee considered our equity incentive strategy for fiscal 2009 and the most appropriate mix of stock options and RSUs. For fiscal 2009, the Compensation Committee determined that (i) for awards to eligible newly hired employees, including newly hired executive officers, the total value of shares of our common stock to be awarded should be divided equally between stock options and RSUs, with the relative value of stock options and RSUs being three options for each RSU, (ii) for annual performance awards to the executive officers and certain other senior officers, the total value of shares of our common stock to be awarded should be divided equally between stock options and RSUs, with the relative value of stock options and RSUs being three options for each RSU, and (iii) for annual performance awards to other employees eligible for RSUs, all awards would be in the form of RSUs rather than stock options. The Compensation Committee decided to continue to grant stock options as well as RSUs to the executive officers to provide increased incentives to them to maximize stockholder returns.

Grant Process, Timing and Pricing of Grants. The Compensation Committee considers, at least annually, the grant of stock-based compensation to our officers. The Compensation Committee determines the size of an executive officer’s annual equity award by considering a number of factors, such as: (i) market practices, including the size of competitive awards based on the value delivered, percentage of the Company transferred and absolute size of the award, (ii) prior awards and the retention value of the unvested portion of the awards, (iii) retention objectives for the specific executive officer, and (iv) guidelines established by the Compensation Committee for equity usage company-wide.

The Board of Directors, in consultation with the Audit Committee and upon the recommendation of the Compensation Committee, has adopted the following guidelines for making equity awards:

•

Timing of Annual Grants. The Compensation Committee will consider grants of equity awards to the Company’s vice presidents and more senior executive officers on an annual basis, with a target grant date of the 15th business day of March of each fiscal year, which is the same day that annual awards are considered for all other employees. If the Company’s trading window is closed on the 15th business day of March, the awards will be made on the third business day after the trading window has opened.

•	New Hire, Promotion or Retention Grants. Grants of equity awards to newly-hired officers, those who have been promoted, or those who have been chosen to receive retention awards, will be made on the

15th business day of each calendar month, if and as needed, for those officers whose triggering event occurred during the previous calendar month. These awards will be made on the same date and at the same price as awards of similar awards to all other eligible employees.

•	Pricing of Stock Options. The exercise price for stock options is 100% of the closing market price of shares of the Company’s common stock on the grant date

The Company followed this equity grant process in fiscal 2009 and regularly granted stock options and RSUs on the 15th business day of each calendar month. Awards to the Company’s vice presidents and more senior executive officers were approved by the Compensation Committee and awards to non-officer employees were approved by the Non-Officer Equity Awards Committee. The Non-Officer Equity Awards Committee is comprised of two directors, one of whom must be a non-employee director. As presently constituted, actions of the Non-Officer Equity Awards Committee may be taken by Mr. Klein together with one member of the Compensation Committee. For the awards approved in fiscal 2009, the Non-Officer Equity Awards Committee consisted of Mr. Klein and Mr. O’Grady, Chairman of the Compensation Committee

Fiscal 2009 Awards. In accordance with the Company’s equity award grant policy, on March 24, 2008, the Compensation Committee granted annual equity awards consisting of stock options and RSU awards to certain of its vice presidents and more senior executive officers, including the Named Executive Officers. The awards made to the Named Executive Officers were as follows:

Name	Number of Options	Number of RSUs
Kenneth R. Klein	250,000	80,000
Chairman, President and Chief Executive Officer

Ian R. Halifax	87,500	29,200
Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary

Damian G. Artt	60,000	20,000
Senior Vice President, Worldwide Sales and Services

John J. Bruggeman	40,000	13,300
Chief Marketing Officer

Barry R. Mainz	40,000	13,300
Chief Operating Officer

These stock option and RSU awards were determined to fall at approximately the 75th percentile for comparable executive positions among the peer group for fiscal 2009. The equity awards were granted on the same date and the stock options had the same exercise price as the annual grants made to the Company’s non-officer employees.

Before the end of fiscal 2009, in order to more fully align our executive compensation with current best practices, the Compensation Committee asked Mr. Klein to agree to amend his employment agreement to replace certain golden parachute excise tax gross-up provisions with “best results” golden parachute excise tax provisions. The Compensation Committee determined that this was in the best interest of the Company because the elimination of the golden parachute excise tax gross-up provisions lowers the cost of any change of control benefits to the Company and its stockholders. In consideration for Mr. Klein agreeing to amend his employment agreement, the Compensation Committee granted an RSU award for 50,000 shares to Mr. Klein on January 30, 2009. Subject to continued service with the Company, this RSU award will vest in three equal annual installments commencing on January 30, 2010.

Awards made after January 31, 2009. The Compensation Committee granted special RSU and performance share awards to certain of its employees, including the Named Executive Officers, on March 20, 2009. The awards made to the Named Executive Officers were as follows:

Name	Number of RSUs	Number of Performance Shares
Kenneth R. Klein	300,000	200,000
Chairman, President and Chief Executive Officer

Ian R. Halifax	150,000	—
Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary

Damian G. Artt	100,000	—
Senior Vice President, Worldwide Sales and Services

John J. Bruggeman	90,000	—
Chief Marketing Officer

Barry R. Mainz	90,000	—
Chief Operating Officer

These awards are intended as special retention awards. In approving these awards, the Compensation Committee considered the need to motivate the Named Executive Officers to remain with the Company over the long-term, the fact that most of the other outstanding equity awards previously granted to the executive officers in the form of stock options currently have limited intrinsic value (that is, the options are “underwater”), the current challenging economic environment, the fact that base salaries were not being increased for fiscal 2010 and the fact that targeted cash incentive compensation opportunities were effectively being decreased by 50% for fiscal 2010. The Compensation Committee decided to make these awards in the form of RSUs rather than stock options, and to provide for a three-year, rather than a four-year vesting schedule, to provide greater retention value in the current economic environment. In determining the size of these RSU awards, the Compensation Committee considered relevant market data provided by its independent compensation consultant, the number of shares available for grant under the Company’s equity incentive plans, the Company’s equity burn rate and appropriate allocations among tiers of Company executive officers and key employees. The aggregate value of the special RSU awards that were granted to all executive officers other than our Chief Executive Officer was determined to fall at approximately 75th percentile for comparable annual grants by companies in our fiscal 2010 peer group in recognition of the considerations described above. The aggregate value of the awards that were granted to our Chief Executive Officer were determined to fall above the 75th percentile for comparable awards by companies in our fiscal 2010 peer group in recognition of the fact that a portion of the awards are subject to performance criteria, as summarized below, which criteria the Committee determined to be substantially difficult to achieve.

The Compensation Committee approved the grant of a performance share award for 200,000 shares of common stock to Ken Klein. This award entitles Mr. Klein to earn shares based on the stock price performance of the Company’s common stock as compared to the NASDAQ Composite Index over a multi-year period. The award vests in two annual installments. The number of shares to be awarded after approximately one year, if at all, is subject to adjustment within a range of 1,000 to 100,000 shares based on the performance of the Company’s stock price (based on a comparison of its average closing price over two 30-trading day periods, the first beginning on February 2, 2009 and the second ending on January 29, 2010) as measured against the performance of the NASDAQ Composite Index (based on two similar 30-trading day periods) over an approximately one year period. The amount of shares to be awarded after approximately two years, if at all, is subject to adjustment within a range of 1,000 to 100,000 shares based on the performance of the Company’s stock price (based on a comparison of its average closing price over two 30-trading day periods, the first beginning on February 2, 2009 and the second ending on January 28, 2011) as measured against the performance of the NASDAQ Composite Index (based on two similar 30-trading day periods) over an approximately two year period. The Compensation Committee granted the performance share award to Mr. Klein to more directly align Mr. Klein’s equity compensation with our stockholders through the measurement of our relative stock price performance. By using relative stock price performance against the NASDAQ Composite Index, the Company modulates Mr. Klein’s compensation based upon how well the Company’s stock price performs against a pool of stocks that a stockholder could consider investing in instead of the Company.

Equity Burn Rate. The Compensation Committee periodically reviews both the gross and the net number of shares that the Company uses for equity awards (which is called the “burn rate”), compared to both the companies in the peer group and broader industry practices as published by certain stockholder advisory groups, including RiskMetrics Group. The Compensation Committee endeavors to assure that the net burn rate approximates the issuances authorized for the fiscal year after reviewing the practices of the peer group and broader industry averages, and to assure that the annual and the three-year average gross burn rates are within ranges recommended by stockholder advisory groups, while also considering the growth and staffing plans for the Company and the need to motivate and reward employees and executive officers for performance.

For purposes of determining the net equity award burn rate, the Company determines the sum of all full value awards granted (such as restricted stock units) plus stock options granted during the course of the fiscal year, subtracts the full value awards and options that are forfeited, and divides the balance (the net full value awards and options granted) by the shares outstanding at the end of the fiscal year. The gross burn rate is determined by taking the sum of all full value awards granted plus stock options granted during the course of the fiscal year and dividing that amount by the shares outstanding at the end of the fiscal year. During fiscal 2009, the net full value awards and options granted totaled approximately 1.66 million, and the gross full value awards and options granted totaled approximately 2.60 million. There were 76,559,490 shares outstanding at January 31, 2009, resulting in a net burn rate of approximately 2.2% and a gross burn rate of approximately 3.4% (without any adjustment for the relative value of full value awards in comparison to stock options).

Stock Ownership Guidelines. In March 2009, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, stock ownership guidelines for our directors and executive officers. Directors and executive officers are expected to achieve the required holdings within five years after the later of the adoption of the guidelines or their hiring or promotion to a position subject to the guidelines. Until the required ownership level is attained, individuals subject to the guidelines must hold at least 50% of any net shares acquired (after taking into account any shares withheld to pay any applicable taxes) through equity incentive programs. The value of vested but unexercised stock options held by an executive officer count toward the required share ownership.

Other Benefits

The Named Executive Officers also participate in the employee stock purchase plan, our Section 401(k) plan, health and life insurance plans and other benefits on the same basis as these benefits are provided to all of our U.S.-based employees, as described below.

1993 Employee Stock Purchase Plan. We maintain an employee stock purchase plan that provides our employees the opportunity to purchase shares of our common stock through payroll deductions at 85% of the lower of the fair market value of the common stock at the beginning of each six-month purchase period or at the end of such period. All employees, including executive officers, are eligible to participate in this plan that is intended to promote broad-based equity participation across the Company.

Section 401(k) Plan. We maintain a Section 401(k) Plan to enable our U.S.-based employees to accumulate savings for retirement through tax-deferred salary deductions. Historically, the Company has made a matching contribution equal to 50% of an employee’s salary contributions, up to a total of 6% of that employee’s compensation. These matching contributions were made in the form of shares of our common stock and vested over a four-year period. In March 2009, the Company decided to discontinue matching contributions to the Section 401(k) Plan effective in May 2009.

Health Benefits. We make health benefits, including medical, dental and vision coverage, an employee assistance program and flexible spending accounts available to all employees, including executive officers, in a manner that is consistent for all U.S.-based employees. Premiums for health insurance benefits are generally shared by the Company and the employee. The value of these benefits provided to the Named Executive Officers is not required to be reported in the Summary Compensation Table since these benefits generally do not result in taxable income to our employees. The cost to the Company of these benefits in fiscal 2009 for the Named Executive Officers was as follows:

Name	Cost of Benefits
Kenneth R. Klein	$12,491
Chairman of the Board, President and Chief Executive Officer

Ian R. Halifax	$13,164
Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary

Damian G. Artt	$13,042
Senior Vice President, Worldwide Sales and Services

John J. Bruggeman	$12,491
Chief Marketing Officer

Barry R. Mainz	$13,251
Chief Operating Officer

Life and Disability Insurance. Life insurance is generally available to all employees, including executive officers, based on their salaries or a multiple thereof, at their option. Premiums for basic life insurance benefits are generally paid by the Company. We also offer supplemental life insurance, for which the participating employee pays the entire premium. Our executive officers may also elect either short-term and/or long-term disability coverage, for which we pay 100% of the premiums for short-term coverage and all of the premiums for long-term coverage, at the election of the executive officer.

Car Allowance. One of the Named Executive Officers, Mr. Bruggeman, receives a car allowance. The cost of this benefit to Mr. Bruggeman is reported in the Summary Compensation Table.

Other Paid Time-Off Benefits. We provide vacation and other paid holidays to all of our employees, including the Named Executive Officers, which are comparable to those provided by the companies in the peer group.

We do not have any pension plans or supplemental executive retirement plans for the Named Executive Officers or for any of our other U.S.-based employees.

Accounting and Tax Considerations

The Compensation Committee considers the potential future effects of Internal Revenue Code Section 162(m) on its cash incentive and equity incentive compensation programs. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of $1.0 million per executive per year, but excludes from the calculation of such limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. To provide full benefit to the Company of potential future payments to our executive officers of cash incentive awards that would be subject to

Section 162(m), the Compensation Committee has adopted the Wind River Systems, Inc. Section 162(m) Performance Incentive Award Plan, which was approved by the Company’s stockholders at our 2007 Annual Meeting of Stockholders.

In March 2008, the Compensation Committee considered the potential benefits of having Mr. Klein, the only executive officer for whom participation could reasonably be expected to create a tax benefit for the Company, participate in the Company’s Section 162(m) Performance Incentive Award Plan for fiscal 2009, rather than the Company’s generally applicable cash incentive plan or ICP. The Compensation Committee determined that the potential benefits of having Mr. Klein participate in the Performance Incentive Award Plan in fiscal 2009 were relatively small given Mr. Klein’s proposed compensation and the Company’s income tax position and that such potential benefits did not justify the adoption of a separate incentive compensation plan solely for Mr. Klein for fiscal 2009.

In 2008, the Company reviewed and updated arrangements that could be considered deferred compensation under Internal Revenue Code Section 409A to comply with that section.

We accrue the Named Executive Officers’ salaries and incentive awards as an expense when earned by an officer. For our stock options, Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment, requires us to recognize compensation expense within our income statement for all share-based payment arrangements, which includes employee stock option plans. The expense is based on the grant-date fair value of the options granted, and is recognized ratably over the requisite service period. We adopted SFAS No. 123R under the modified prospective method. Under the modified prospective method, SFAS No. 123R applies to new awards and to awards modified, repurchased, or cancelled after January 1, 2006, as well as to the unvested portion of awards outstanding as of January 1, 2006. Our stock options are accounted for as equity awards. The Compensation Committee considers the expense of equity awards as part of its overall evaluation of our equity compensation program.

Employment Agreements, Change in Control Incentive Plans and Severance Benefit Plans

Employment Agreements. The Company enters into employment agreements on a limited basis, which is consistent with our commitment to being an at-will employer. In the past, we have generally reserved the use of employment agreements, other than change in control and/or severance agreements as described below, to the relationship with our Chief Executive Officer and Chief Financial Officer. We entered into employment agreements with our Chief Executive Officer and our Chief Financial Officer to induce them to join the Company in their current positions. For a description of the terms of our employment agreement with Mr. Klein and our offer letter with Mr. Halifax, see the section entitled “Employment Agreements with Executive Officers” on page 47. The Compensation Committee believes that the treatment of Mr. Klein and Mr. Halifax under these agreements is consistent with industry practices for other similarly situated chief executive officers and chief financial officers, as determined through our regular review of executive compensation practices.

Change of Control Plan. The Company has adopted a Change in Control Incentive and Severance Benefit Plan (the “Change of Control Plan”) for all vice presidents of the Company, including the Named Executive Officers, to eliminate the disincentive to an executive officer to entertain and assist in a change of control transaction that is the best interest of our stockholders, but that may, as a result, eliminate that executive officer’s position with the Company. The terms of the Change of Control Plan are summarized in “Executive Officers’ Change of Control Incentive and Severance Benefit Plan” on page 56. The Compensation Committee reviews the Change of Control Plan from time to time and has determined that it is important to align the interests of our senior management with that of our stockholders by providing an incentive for senior management to drive an increase in stockholder value by all means available (which may, in certain circumstances, include a change of control in which the Company is not the surviving entity).

Vice Presidents’ Severance Benefit Plan. The Company has adopted a Vice Presidents’ Severance Benefit Plan (the “Severance Plan”) to provide for the payment of severance benefits to certain eligible employees, including the Named Executive Officers, whose employment with Wind River is involuntarily terminated. The terms of the Severance Plan are summarized in “Vice Presidents’ Severance Benefit Plan” on page 56. The Compensation Committee has determined that it is important to standardize the process pursuant to which severance benefits are determined for those vice presidents or more senior executive officers whose employment is involuntarily terminated by the Company (other than Mr. Klein and Mr. Halifax, who are entitled to additional severance benefits under their employment agreements with the Company). The Compensation Committee believes that this formal policy provides for consistent and fair treatment, and minimizes potentially difficult negotiations that may take place when management believes that it is to the Company’s benefit o make changes at the vice president level.

COMPENSATION COMMITTEE REPORT

The material in the following Compensation Committee report shall not be deemed to be (i) “soliciting material”, (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended, or (iv) subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The Compensation Committee Report shall not be deemed incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate the report by reference into such filing.

The Compensation Committee of the Board of Directors has reviewed and discussed the contents of Wind River’s Compensation Discussion and Analysis set forth on pages 31-44 of this Proxy Statement with management of Wind River. Based on that review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

Standish H. O’Grady, Chairman

Narendra K. Gupta

Grant M. Inman

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows, for the fiscal years ended January 31, 2007, 2008 and 2009, the compensation of (i) our principal executive officer; (ii) our current principal financial officer; and (iii) the three most highly compensated executive officers during fiscal 2009 other than our principal executive officer and principal financial officer who were serving as executive officers as of January 31, 2009 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Kenneth R. Klein	2009	682,500	—	321,259	2,152,898	508,750		6,354	(4)	3,671,761
Chairman, President and Chief Executive Officer	2008	650,000	—	168,184	5,453,850	280,000		6,300		6,558,334
	2007	650,000	—	—	5,520,474	250,000		6,550		6,427,024

Ian R. Halifax (3)	2009	400,000	—	44,416	456,774	185,000		4,873	(5)	1,091,063
Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary	2008	350,000	—	—	351,160	98,000		14,672		813,832

Damian G. Artt	2009	290,000	—	94,177	255,374	342,478	(6)	9,146	(7)	991,175
Senior Vice President, Worldwide Sales and Services	2008	275,000	—	55,046	486,499	213,824	(6)	8,730		1,039,099
	2007	275,000	—	—	425,505	135,584	(6)	4,650		840,739

John J. Bruggeman	2009	315,000	—	52,601	353,729	145,688		19,259	(8)	886,277
Chief Marketing Officer	2008	300,000	—	27,330	624,552	84,000		18,681		1,054,563
	2007	280,000	—	—	595,445	70,000		14,612		960,057

Barry R. Mainz (10)	2009	315,000	—	71,235	411,670	183,463	(6)	10,864	(9)	992,232
Chief Operating Officer

(1)	Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the compensation costs recognized by Wind River in fiscal 2008 or 2009, as applicable, for restricted stock units granted in and prior to such fiscal year, as determined pursuant to SFAS 123R, excluding any estimates of future forfeitures. For a discussion of the assumptions used in these calculations, see Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2009 filed with the SEC on April 1, 2009.
(2)	Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the compensation costs recognized by Wind River in fiscal 2007, 2008 or 2009, as applicable, for option awards granted in and prior to such fiscal year, as determined pursuant to SFAS 123R, excluding any estimates of future forfeitures. For a discussion of the assumptions used in these calculations, see Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2009 filed with the SEC on April 1, 2009.
(3)	Mr. Halifax joined Wind River as Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary effective as of February 26, 2007.
(4)	In each of fiscal 2007, 2008 and 2009, the amount represents Wind River’s matching contribution under its tax-qualified 401(k) Plan, which provides for broad-based employee participation.

(5)	For fiscal 2009, consists of Wind River’s matching contribution under its tax-qualified 401(k) Plan in the amount of $4,873. For fiscal 2008, consists of Wind River’s matching contribution under its tax-qualified 401(k) Plan in the amount of $5,688, and reimbursement of legal fees in the amount of $8,985.
(6)	Consists of commissions and other incentive compensation paid in accordance with the terms of applicable annual sales compensation and related plans.
(7)	For fiscal 2009, consists of Wind River’s matching contribution under its tax-qualified 401(k) Plan in the amount of $4,771 and an award covering certain travel costs of Mr. Artt’s spouse in the amount of $4,375. For fiscal 2008, consists of Wind River’s matching contribution under its tax-qualified 401(k) Plan in the amount of $5,054 and an award covering certain travel costs of Mr. Artt’s spouse in the amount of $3,676. For fiscal 2007, consists of Wind River’s matching contribution under its tax-qualified 401(k) Plan in the amount of $4,650.
(8)	For fiscal 2009, consists of a car allowance in the amount of $10,020, Wind River’s matching contribution under its tax-qualified 401(k) Plan in the amount of $4,783 and an award covering certain travel costs of Mr. Bruggeman’s spouse in the amount of $4,456. For fiscal 2008, consists of a car allowance in the amount of $10,020, Wind River’s matching contribution under its tax-qualified 401(k) Plan in the amount of $4,725 and an award covering certain travel costs of Mr. Bruggeman’s spouse in the amount of $3,936. For fiscal 2007 consists of a car allowance in the amount of $10,020 and Wind River’s matching contribution under its tax-qualified 401(k) Plan in the amount of $4,592.
(9)	For fiscal 2009, consists of Wind River’s matching contribution under its tax-qualified 401(k) Plan in the amount of $6,408 and an award covering certain travel costs of Mr. Mainz’s spouse in the amount of $4,456. For fiscal 2008, consists of Wind River’s matching contribution under its tax-qualified 401(k) Plan in the amount of $6,368 and an award covering certain travel costs of Mr. Mainz’s spouse in the amount of $3,936. For fiscal 2007, consists of Wind River’s matching contribution under its tax-qualified 401(k) Plan in the amount of $6,300.
(10)	Mr. Mainz became a Named Executive Officer in fiscal 2009.

Salary and Bonus. Base salaries paid to executive officers are targeted to be competitive with comparable public technology companies, including those with similar financial metrics. We pay cash incentive awards to our non-commissioned employees and officers pursuant to a non-equity incentive plan. Cash incentive awards are structured to provide significant variability based on the achievement of financial goals, and to provide rewards for meeting and exceeding these goals. See “Compensation Discussion and Analysis” at page 31 for additional details with respect to our compensation policies and practices.

Equity Awards. During each fiscal year, the Compensation Committee of the Board of Directors generally considers an annual performance grant of equity awards to certain employees, including executive officers of Wind River, as part of its annual review of executive compensation. See “Equity Compensation” at page 38 for a description of our equity granting process and the equity grants that were made to the Named Executive Officers during fiscal 2009 and since the end of fiscal 2009. Please see the table entitled “Outstanding Equity Awards at Fiscal 2009 Year-End” at page 51 for details with respect to equity awards granted to our Named Executive Officers that were outstanding at the end of fiscal 2009.

Employment Agreements with Executive Officers. Wind River has not entered into employment agreements with any of its current executive officers other than Kenneth R. Klein, our Chairman of the Board, President and Chief Executive Officer, and Ian Halifax, our current Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary.

—Agreement with Mr. Klein. On November 5, 2003, Wind River and Mr. Klein entered into an employment agreement providing for the employment of Mr. Klein as Chairman of the Board of Directors, President and Chief Executive Officer effective as of January 5, 2004. Under the agreement, Mr. Klein was initially entitled to receive an annualized base salary of $450,000 and an annualized bonus for on-plan performance, as determined by the Compensation Committee of the Board of Directors. The Compensation Committee reviews his base salary and determines the criteria for his cash bonus on an annual basis. For fiscal 2009 and 2010, the

Compensation Committee set Mr. Klein’s base salary at $682,500 and his cash bonus target percentage at 81% of his annual base salary.

In accordance with the terms of the agreement, upon commencement of his employment, Mr. Klein was granted three stock options to purchase an aggregate of 2,400,000 shares of our Common Stock under the terms and conditions of the 1998 Equity Incentive Plan. The exercise price of the options was $9.15, which was the fair market value (as defined in the 1998 Equity Incentive Plan) of our Common Stock on the date of grant. The three options consist of a grant of 2,000,000 shares which vests in accordance with the Company’s standard vesting schedule, which is 25% of the shares on the first anniversary of Mr. Klein’s employment and then as to 1/48th of the shares each month thereafter. The two grants of 200,000 shares had similar vesting, but had limitations on exercise tied to our stock price performance. All of these options are now fully vested and exercisable.

In the event Mr. Klein’s employment with Wind River is terminated other than for Cause (as defined in his employment agreement), or if he resigns his employment with Good Reason (as defined in the employment agreement), in each case other than within 12 months of a Change of Control (as defined in his employment agreement), Mr. Klein will be entitled to (i) an amount equal to 12 months of Mr. Klein’s base salary as of his termination date plus an amount equal to 100% of his actual bonus for the fiscal year prior to the fiscal year in which the termination occurs, (ii) reimbursement of cost of continued heath insurance coverage, if elected, for a period of 12 months after termination, (iii) additional credits towards the vesting and exercisability of the stock options outlined above, and (iv) 12 months of additional credit towards the vesting and exercisability of all equity awards other than the stock options outlined above.

In the event Mr. Klein’s employment is terminated other than for Cause or if he resigns his employment with Good Reason within 12 months of a Change of Control (as defined in his employment agreement), Mr. Klein would be entitled to (i) an amount equal to 12 months of his base salary as of his termination date plus an amount equal to 100% of his actual bonus for the fiscal year prior to the fiscal year in which the termination occurs, (ii) reimbursement of cost of continued health insurance coverage, if elected, for a period of 24 months after termination, and (iii) 100% accelerated vesting and exercisability of all equity awards with respect to our Common Stock. Mr. Klein must enter into a release of claims with the Company before he is entitled to receive such benefits.

In October 2008, the Company and Mr. Klein approved certain amendments to Mr. Klein’s employment agreement primarily to bring the agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Section 409A”) and with the Employee Retirement Income Security Act of 1974 (“ERISA”). Section 409A is the tax law enacted in 2004 governing “nonqualified deferred compensation” arrangements that imposes an additional tax and penalties on service providers (including employees and directors) if a covered arrangement does not comply with Section 409A. Mr. Klein’s employment agreement was amended to, among other things, reflect new rules governing the timing of certain payments.

Before the end of fiscal 2009, in January 2009 the Compensation Committee requested Mr. Klein to agree to amend his employment agreement to replace certain golden parachute excise tax gross-up provisions with “best results” golden parachute excise tax provisions. In connection with Mr. Klein agreeing to the amendment of his employment agreement, the Compensation Committee approved the granting of 50,000 restricted stock units to Mr. Klein on January 30, 2009. Assuming continued employment with the Company, such restricted stock units will vest in three equal annual installments commencing on January 30, 2010.

—Agreement with Mr. Halifax. Pursuant to the terms of an offer letter between Wind River and Mr. Halifax dated January 30, 2007, Mr. Halifax’s employment is at-will. For fiscal 2009 and fiscal 2010, the Compensation Committee set Mr. Halifax’s base salary at $400,000 and his cash bonus target percentage at 50% of his annual base salary.

If Mr. Halifax’s employment is terminated without Cause (as defined in his offer letter) or he voluntarily terminates his employment for Good Reason (as defined in his offer letter) and such termination is not covered by the Company’s Executive Officers’ Change of Control Incentive Plan, he would be entitled to 12 months base salary plus 100% of his actual bonus for the prior fiscal year and one year of accelerated vesting of all of his equity awards.

Mr. Halifax’s offer letter was amended in October 2008 to, among other things, revise the benefits that are payable to him following a change of control of the Company. If on or after a change of control of the Company, Mr. Halifax remains employed by the Company or an acquiror of the Company for a period of time of up to six months as designated by the acquiror, or his employment is terminated without Cause during such period of time, or he voluntarily terminates his employment for Good Reason, then he would be entitled to 12 months base salary plus 100% of his actual bonus for the prior fiscal year, reimbursement of health insurance costs for 24 months and accelerated vesting of all of his equity awards. Mr. Halifax is also eligible to participate in the Company’s Executive Officers’ Change of Control Incentive Plan and the Company’s Vice-Presidents’ Severance Benefit Plan, as amended. Mr. Halifax must enter into a release of claims with the Company before he is entitled to receive such benefits.

Mr. Halifax’s offer letter was also amended in October 2008 to bring it into compliance with Section 409A and to reflect the new Section 409 rules governing the timing of certain payments.

Grants of Plan-Based Awards

The following table sets forth information regarding non-equity incentive plan awards and other equity awards to our Named Executive Officers during the fiscal year ended January 31, 2009.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended January 31, 2009

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				All Other Stock Awards: Number of Shares or Units (2)	All Other Options Awards: Number of Securities underlying Options (3)	Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date	Threshold ($) (1)	Target ($)		Maximum ($) (1)
Kenneth R. Klein		—	550,000	(4)	—
	March 24, 2008					80,000			568,000
	March 24, 2008						250,000	7.10	667,500
	January 30, 2009					50,000			398,500

Ian R. Halifax		—	200,000	(5)	—
	March 24, 2008					29,200			207,320
	March 24, 2008						87,500	7.10	233,625

Damian G. Artt		—	290,000	(6)	—
	March 24, 2008					20,000			142,000
	March 24, 2008						60,000	7.10	160,200

John J. Bruggeman		—	157,500	(7)	—
	March 24, 2008					13,300			94,430
	March 24, 2008						40,000	7.10	106,800

Barry R. Mainz		—	157,500	(8)	—
	March 24, 2008					13,300			94,430
	March 24, 2008						40,000	7.10	106,800

(1)

For a description of Wind River’s cash incentive compensation plan for fiscal 2009, please see “Cash Incentive Awards” at page 35 hereof. There are no threshold or maximum awards for either the fiscal 2009 cash incentive compensation plan for non-commissioned employees or the fiscal 2009 Sales Compensation Plan for commissioned employees.
(2)	The amounts shown in this column represent restricted stock units awarded under our 2005 Equity Incentive Plan. The restricted stock units vest, assuming continued service with the Company, at the rate of 25% per year, beginning on the first anniversary of the grant date.
(3)	The amounts shown in this column represent stock options awarded under our 2005 Equity Incentive Plan. The stock options have a seven-year term and vest, assuming continued service with the Company, at the rate of 25% on the first anniversary of the grant date and 2.1% per month thereafter for the next 36 months.
(4)	Mr. Klein’s target award percentage for fiscal 2009 was 81% of his annual base salary of $682,500. Mr. Klein’s actual cash incentive award is reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(5)	Mr. Halifax’s target award percentage for fiscal 2009 was 50% of his annual base salary of $400,000. Mr. Halifax’s actual cash incentive award is reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(6)	Mr. Artt was not eligible to participate in the fiscal 2009 cash incentive award program for non-commissioned employees, but, as Vice President, Worldwide Sales and Services, he was eligible to receive sales commissions and other incentives pursuant to Company sales compensation plans and related incentive plans. The amount set forth above was his targeted commission award opportunity for fiscal 2009 under the terms of such sales compensation plans. The total amount actually paid to Mr. Artt under such plans for fiscal 2009 is reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(7)	Mr. Bruggeman’s target award percentage for fiscal 2009 was 50% of his annual base salary of $315,000. Mr. Bruggeman’s actual cash incentive award is reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(8)	Mr. Mainz was not eligible to participate in the fiscal 2009 cash incentive award program for non-commissioned employees, but, as Chief Operating Officer, he was eligible to receive sales commissions and other incentives pursuant to Company sales compensation plans. The amount set forth above was his targeted commission award opportunity for fiscal 2009 under the terms of such compensation plans. The total amount actually paid to Mr. Mainz under such plans for fiscal 2009 is reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table sets forth the outstanding equity awards for each Named Executive Officer as of January 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Kenneth R. Klein	24,000	0		—	6.33	07/24/13	60,000	(1)	478,200	—	—
	2,000,000	0		—	9.15	01/05/14	80,000	(2)	637,600	—	—
	200,000	0		—	9.15	01/05/14	50,000	(3)	398,500	—	—
	200,000	0		—	9.15	01/05/14	—		—	—	—
	600,000	0		—	12.20	01/05/12	—		—	—	—
	308,333	91,667	(4)	—	14.49	12/06/12	—		—	—	—
	114,583	135,417	(5)	—	9.94	03/28/14	—		—	—	—
	0	250,000	(6)	—	7.10	03/24/15	—		—	—	—

Ian R. Halifax	203,645	221,355	(7)	—	10.18	03/21/14	29,200	(8)	232,724	—	—
	0	87,500	(9)	—	7.10	03/24/15	—		—	—	—

Damian G. Artt	175,000	0		—	12.19	04/12/14	18,750	(10)	149,438	—	—
	20,312	4,688	(11)	—	12.51	10/07/12	20,000	(12)	159,400	—	—
	19,791	5,209	(13)	—	13.33	11/21/12	—		—	—	—
	34,375	40,625	(14)	—	10.18	03/21/14	—		—	—	—
	0	60,000	(15)	—	7.10	03/24/15	—		—	—	—

John J. Bruggeman	95,834	0		—	8.50	02/09/14	9,750	(16)	77,708	—	—
	100,000	0		—	12.10	12/01/11	13,300	(17)	106,001	—	—
	57,812	17,188	(18)	—	14.49	12/06/12	—		—	—	—
	17,187	20,313	(19)	—	9.94	03/28/14	—		—	—	—
	0	40,000	(20)	—	7.10	03/24/15	—		—	—	—

Barry R. Mainz	111,979	13,021	(21)	—	16.91	07/22/12	15,000	(22)	119,550	—	—
	28,645	33,855	(23)	—	10.18	03/21/14	13,300	(24)	106,001	—	—
	0	40,000	(25)	—	7.10	03/24/15	—		—	—	—

(1)	The restricted stock units were granted on March 28, 2007. The units are converted on a one-to-one basis into shares of Company common stock immediately upon vesting. The units vested 25% on March 28, 2008 and, assuming continued employment with the Company on each scheduled vesting date, 20,000 units will vest on each of March 28, 2009, 2010 and 2011.
(2)	The restricted stock units were granted on March 24, 2008. The units will be converted on a one-to-one basis into shares of Company common stock immediately upon vesting. Assuming continued employment with the Company on each scheduled vesting date, 20,000 units will vest on each of March 24, 2009, 2010, 2011 and 2012.
(3)

The restricted stock units were granted on January 30, 2009. The units will be converted on a one-to-one basis into shares of Company common stock immediately upon vesting. Assuming continued employment with the Company on each scheduled vesting date, 16,665 units will vest on each January 30, 2010, and 2011; 16,670 will vest on January 30, 2012.
(4)	This option was granted on December 6, 2005. The option vested 25% on December 6, 2006 and, assuming continued employment with the Company, will vest 2.1% per month thereafter for the next 36 months.
(5)	This option was granted on March 28, 2007. The option vested 25% on March 28, 2008 and, assuming continued employment with the Company, will vest 2.1% per month thereafter for the next 36 months.
(6)	This option was granted on March 24, 2008. Assuming continued employment with the Company, the option will vest 25% on March 24, 2009 and 2.1% per month thereafter for the next 36 months.
(7)	This option was granted on March 21, 2007. The option vested 25% on March 21, 2008 and, assuming continued employment with the Company, the option will vest 2.1% per month thereafter for the next 36 months.
(8)	The restricted stock units were granted on March 24, 2008. The units will be converted on a one-to-one basis into shares of Company common stock immediately upon vesting. Assuming continued employment with the Company on each scheduled vesting date 7,300 units will vest on each of March 24, 2009, 2010, 2011 and 2012.
(9)	This option was granted on March 24, 2008. Assuming continued employment with the Company, the option will vest 25% on March 24, 2009 and 2.1% per month thereafter for the next 36 months.
(10)	The restricted stock units were granted on March 21, 2007. The units will be converted on a one-to-one basis into shares of Company common stock immediately upon vesting. The units vested 25% on March 21, 2008 and, assuming continued employment with the Company on each scheduled vesting date, 6,250 units will vest on each of March 21, 2009, 2010 and 2011.
(11)	This option was granted on October 7, 2005. The option vested 25% on October 7, 2006 and, assuming continued employment with the Company, will vest 2.1% per month thereafter for the next 36 months.
(12)	The restricted stock units were granted on March 24, 2008. The units will be converted on a one-to-one basis into shares of Company common stock immediately upon vesting. Assuming continued employment with the Company on each scheduled vesting date, 5,000 units will vest on each of March 24, 2009, 2010, 2011 and 2012.
(13)	This option was granted on November 21, 2005. The option vested 25% on November 21, 2006 and, assuming continued employment with the Company, will vest 2.1% per month thereafter for the next 36 months.
(14)	This option was granted on March 21, 2007. The option vested 25% on March 21, 2008 and, assuming continued employment with the Company, the option will vest 2.1% per month thereafter for the next 36 months.
(15)	This option was granted on March 24, 2008. Assuming continued employment with the Company, the option will vest 25% on March 24, 2009 and 2.1% per month thereafter for the next 36 months.
(16)	The restricted stock units were granted on March 28, 2007. The units will be converted on a one-to-one basis into shares of Company common stock immediately upon vesting. The units vested 25% on March 28, 2008 and, assuming continued employment with the Company on each scheduled vesting date, 3,250 units will vest on each of March 28, 2009, 2010 and 2011.
(17)	The restricted stock units were granted on March 24, 2008. The units will be converted on a one-to-one basis into shares of Company common stock immediately upon vesting. Assuming continued employment with the Company on each scheduled vesting date, 3,325 units will vest on each of March 24, 2009, 2010, 2011 and 2012.
(18)	This option was granted on December 6, 2005. The option vested 25% on December 6, 2006 and, assuming continued employment with the Company, will vest 2.1% per month thereafter for the next 36 months.
(19)	This option was granted on March 28, 2007. The option vested 25% on March 28, 2008 and, assuming continued employment with the Company, will vest 2.1% per month thereafter for the next 36 months.
(20)	This option was granted on March 24, 2008. Assuming continued employment with the Company, the option will vest 25% on March 24, 2009 and 2.1% per month thereafter for the next 36 months.
(21)	This option was granted on July 22, 2005. The option vested 25% on July 22, 2006 and, assuming continued employment with the Company, the option will vest 2.1% per month thereafter for the next 36 months.

(22)	The restricted stock units were granted on March 21, 2007. The units will be converted on a one-to-one basis into shares of Company common stock immediately upon vesting. The units vested 25% on March 21, 2008 and, assuming continued employment with the Company on each scheduled vesting date, 5,000 units will vest on each of March 21, 2009, 2010 and 2011.
(23)	This option was granted on March 21, 2007. The option vested 25% on March 21, 2008 and, assuming continued employment with the Company, the option will vest 2.1% per month thereafter for the next 36 months.
(24)	The restricted stock units were granted on March 24, 2008. The units will be converted on a one-to-one basis into shares of Company common stock immediately upon vesting. Assuming continued employment with the Company on each scheduled vesting date, 3,325 units will vest on each of March 24, 2009, 2010, 2011 and 2012.
(25)	This option was granted on March 24, 2008. Assuming continued employment with the Company, the option will vest 25% on March 24, 2009 and 2.1% per month thereafter for the next 36 months.

Option Exercises and Stock Vested during Fiscal 2009

The following table sets forth option exercises and stock vested for each Named Executive Officer for the fiscal year ended January 31, 2009.

OPTION EXERCISES AND STOCK VESTED

for Fiscal Year ended January 31, 2009

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kenneth R. Klein	—	—	20,000	152,400
Ian R. Halifax	—	—	—	—
Damian G. Artt	—	—	6,250	41,625
John J. Bruggeman	—	—	3,250	24,765
Barry R. Mainz	—	—	5,000	33,300

Policies with Respect to Review, Approval or Ratification of Transactions with Related Persons

As a general matter, it is the preference of Wind River’s Board of Directors and management to avoid related party transactions. Wind River’s Audit Committee charter requires that members of the Audit Committee, all of whom are independent directors, review, discuss with management and our independent auditor, and approve any transactions or courses of dealing with related parties (for example, significant stockholders of the Company, directors, corporate officers or other members of senior management or their family members) that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties. In its consideration of any related party transactions, the Audit Committee considers current SEC rules that define a related party transaction to include any transaction, arrangement or relationship in which Wind River is a participant and in which any of the following persons has or will have a direct or indirect material interest:

•	An executive officer, director or director nominee of Wind River;

•	Any person who is known to be the beneficial owner of more than 5% of Wind River’s common stock;

•

Any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee of Wind River or beneficial owner of more than 5% of Wind River’s common stock;

•

Any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial interest.

All related party transactions are required to be disclosed in Wind River’s filings with the Securities and Exchange Commission in accordance with SEC rules.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Wind River’s Code of Business Conduct and Ethics (the “Code of Ethics”), which applies to all officers, directors and employees of Wind River, and its Supplemental Code of Ethics for the Chief Executive Officer and Senior Officers (the “Officers’ Code of Ethics”). Under the Company’s Code of Ethics and the Officers’ Code of Ethics, directors and officers have an obligation to avoid any activity, agreement, business investment or interest or other situation that might in fact or in appearance cause the individual to place his or her own interests, or those of another, above his or her obligation to Wind River. In all instances where the appearance of a conflict exists, the nature of the conflict is to be disclosed to the Company’s Legal Department. Where there is a real or perceived conflict or interest involving a member of the Company’s Board of Directors, the matter is to be referred to Wind River’s Legal Department for interpretation and discussion with the Board of Directors or a committee thereof for resolution.

Potential Payments Upon Termination of Employment or Change of Control.

Wind River has entered into arrangements and/or maintains employee benefit plans, including the Executive Officers’ Change of Control Incentive and Severance Benefit Plan and the Vice Presidents’ Severance Benefit Plan each described below, that require specific payments and/or benefits to be provided to the Named Executive Officers in the event of termination of employment. In addition, Mr. Klein’s employment agreement and Mr. Halifax’s offer letter also provide for payments and benefits to be paid to them upon termination in certain circumstances. The following table sets forth the payments and/or benefits that would be owed to each of the Named Executive Officers upon termination of employment in the situations and for the reasons described below, assuming that the triggering event took place on January 30, 2009, the last business day of fiscal 2009. The closing market price per share of our common stock on that date was $7.97.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

OR CHANGE OF CONTROL AS OF JANUARY 31, 2009

Compensation and Benefits	Resignation for Good Reason without Change of Control (a)			Involuntary Termination without Cause without Change of Control (b)			Involuntary Termination without Cause or Resignation for Good Reason After Change of Control (c)
Base Salary	$ $	682,500 400,000	(1) (2)	$ $ $ $ $	682,500 400,000 145,000 157,500 157,500	(1) (2) (3) (4) (5)	$ $ $ $ $	1,023,750 400,000 290,000 315,000 315,000	(1) (2) (3) (4) (5)

Annual Cash Incentive	$ $	280,000 98,000	(1) (2)	$ $	280,000 98,000	(1) (2)	$ $ $ $ $	1,105,000 298,000 503,824 241,500 323,761	(1) (2) (3) (4) (5)

In the Money Value of Accelerated Equity Awards (d)	$ $	551,308 93,071	(1) (2)	$ $	551,308 93,071	(1) (2)	$ $ $ $ $	1,731,800 308,849 216,300 129,455 157,350	(1) (2) (3) (4) (5)

Health Care Benefits	$ $	17,621 8,811	(1) (2)	$ $ $ $ $	17,621 8,811 8,811 8,811 8,811	(1) (2) (3) (4) (5)	$ $ $ $ $	35,243 35,243 17,621 17,621 17,621	(1) (2) (3) (4) (5)

Outplacement Services		N/A			$7,800	(1-5)		N/A

TOTAL:
Kenneth R. Klein		$1,531,430	(1)		$1,539,230	(1)		$3,895,793	(1)
Ian R. Halifax		$599,882	(2)		$607,682	(2)		$1,042,092	(2)
Damian G. Artt					$161,611	(3)		$1,027,745	(3)
John J. Bruggeman					$174,111	(4)		$703,577	(4)
Barry R. Mainz					$174,111	(5)		$813,733	(5)

KEY:	(1) Kenneth R. Klein; (2) Ian R. Halifax; (3) Damian G. Artt; (4) John J. Bruggeman; and (5) Barry R. Mainz.

(a)	Pursuant to Wind River’s employment agreement with Mr. Klein or Mr. Halifax.
(b)	Pursuant to the Vice Presidents’ Severance Benefit Plan, except for Mr. Klein and Mr. Halifax, each of whose payment would be pursuant to his employment agreement with Wind River.
(c)	Pursuant to the Executive Officers’ Change of Control Incentive and Severance Benefit Plan described below and, in the case of Mr. Klein and Mr. Halifax, their employment agreement or offer letter with Wind River.
(d)

Consists of the dollar value of projected pre-tax proceeds upon exercise of the accelerated portion of vested, in-the-money stock options and the accelerated portion of RSUs, using the closing market price of Wind River’s Common Stock on January 30, 2009 of $7.97. Assumes (i) 12 months acceleration of the equity awards of Mr. Klein and Mr. Halifax in connection with their resignation for Good Reason or their involuntary termination without a Change of Control (as such terms are defined in their employment agreements), (ii) 100% acceleration of all equity awards of Mr. Klein and Mr. Halifax in connection with their involuntary termination without Cause or resignation for Good Reason after a Change of Control, and (iii) 24 months acceleration of all equity awards granted to Messrs. Artt, Bruggeman and Mainz in connection with their involuntary termination without Cause or resignation for Good Reason in connection with a Change of Control (as such terms are defined in the Executive Officers’ Change of Control Incentive and Severance Benefit Plan).

Executive Officers’ Change of Control Incentive and Severance Benefit Plan. In November 1995, the Compensation Committee adopted the Executive Officers’ Change of Control Incentive and Severance Benefit Plan (as amended, the “Change of Control Plan”) to provide an incentive to our officers with the title of Vice President or above in the event of certain change of control transactions, and severance benefits in the event of certain terminations of employment within 12 months of the change of control. In October 2008, the Change of Control Plan was amended primarily (i) to bring the plan into compliance with Section 409A and (ii) to address the treatment of outstanding restricted stock units under the plan in a manner consistent with the treatment of outstanding stock options under the plan. In January 2009, the Change of Control Plan was amended to replace certain golden parachute excise tax gross-up provisions with “best results” golden parachute excise tax provisions.

Upon the occurrence of a change of control, all eligible officers other than the Chief Executive Officer will receive acceleration of vesting for all equity awards that otherwise would have vested within one year of the date of the change of control. The Chief Executive Officer will receive two years’ worth of accelerated vesting.

If an eligible officer is terminated without Cause or voluntarily terminates with Good Reason (as each term is defined in the Change of Control Plan) within 12 months after a change of control, the officer will receive continuing compensation and targeted bonus amounts for a benefit period of 12 months (18 months in the case of our Chief Executive Officer) after termination, a bonus in respect of the year of termination equal to a pro-rated amount of the officer’s prior year bonus, reimbursement of health insurance costs for a benefit period of 12 months (18 months in the case of our Chief Executive Officer), and accelerated vesting of equity awards that otherwise would vest within one year of the date of termination.

In the event that any benefits payable to an officer pursuant to the plan constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code or would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the officer’s benefits shall be either delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to such tax provisions, whichever of the foregoing amounts results in the receipt by the officer of the greatest amount of benefits on an after-tax basis.

Any benefits payable to an eligible officer under the Change of Control Plan are offset, to the maximum extent permitted by law, by any severance benefits payable by the Company to such officer under any other arrangement covering the individual.

Vice Presidents’ Severance Benefit Plan. In May 2001, the Compensation Committee adopted the Vice Presidents’ Severance Benefit Plan (as amended, the “Severance Plan”) to provide for the payment of severance benefits to certain eligible employees whose employment with Wind River is involuntarily terminated. Eligible employees under the Severance Plan are vice president level or above; however, the Chairman of the Board of Directors and the Chief Executive Officer are not eligible to participate in the Severance Plan. Employees who are eligible for benefits under the Change of Control Plan are not eligible under the Severance Plan, with the result that the Severance Plan shall have no eligible employees for a period of 12 months following a “Change of Control” as such term is defined in the Change of Control Plan. The Severance Plan provides that we will (i) make a cash lump sum payment equal to 26 weeks of base salary and (ii) pay the first six months COBRA continuation coverage premium on behalf of the employee, if the employee elects COBRA continuation coverage. All other non-health benefits will terminate as of the employee’s termination date.

In order to receive benefits, an employee must execute a general waiver and release, as well as a non-competition agreement. Additionally, no employee is eligible for benefits under the Severance Plan if the employee is involuntarily terminated for reasons related to job performance or if the employee voluntarily terminates his or her employment, including by resignation, retirement or failure to return from a leave of absence as scheduled. An employee who has executed an individually negotiated employment contract or agreement with the Company relating to severance benefits that is in effect on his or her termination date is not eligible for benefits under the Severance Plan except to the extent additional benefits are available under the Severance Plan that are not provided in his or her individually negotiated agreement. As discussed above under “Employment Agreements with Executive Officers” on page 47, Messrs. Klein and Halifax each have an individually negotiated agreement in place.

In October 2008, the Compensation Committee approved certain amendments to the Severance Plan primarily to bring the plan into compliance with Section 409A.

Indemnification and Limitation of Director and Officer Liability

We have entered into indemnity agreements with certain officers and directors, which agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings with respect to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Wind River, and otherwise to the full extent permitted under Delaware law and our bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own 10% or more of a registered class of Wind River’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Wind River. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

We believe, based solely on a review of the copies of such reports furnished to us, that during the fiscal year ended January 31, 2009, all Section 16(a) filing requirements applicable to our executive officers, directors and 10% beneficial owners were timely filed.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in the following Audit Committee report shall not be deemed to be (i) “soliciting material”, (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended, or (iv) subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The Report of the Audit Committee of the Board of Directors shall not be deemed incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate the report by reference into such filing.

The following is the report of the Audit Committee of the Board of Directors with respect to our audited financial statements for the year ended January 31, 2009, which include our consolidated balance sheets as of January 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the twelve months ended January 31, 2009, 2008 and 2007 and the notes thereto:

1.	The Audit Committee has reviewed and discussed our audited financial statements with management;

2.	The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

3.	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from us.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended January 31, 2009 for filing with the SEC.

Respectfully submitted by:

THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

John C. Bolger, Chairman

Grant M. Inman

Harvey C. Jones

HOUSEHOLDING AND ELECTRONIC DELIVERY

We have adopted a process approved by the Securities and Exchange Commission called “householding.” Under this process, a householding notice will be sent to stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials, and they will receive only one copy of our annual report and proxy statement unless one or more of the stockholders notifies us that they wish to continue receiving individual copies. This process reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to receive a separate proxy card.

If any stockholders in your household wish to receive a separate annual report and a separate proxy statement, they may call our Investor Relations department at 1-866-296-536 or write to us at Wind River Systems, Inc., Attention: Investor Relations, 500 Wind River Way, Alameda, CA 94501. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by calling or writing to Investor Relations.

We encourage you to sign up for electronic delivery of future Wind River annual reports and proxy materials in order to conserve natural resources and help us save costs in producing and distributing these materials. If you wish to receive electronic copies of or access to our current and/or future annual report and proxy materials, please follow the instructions contained on the Notice of Internet Availability or the enclosed proxy card, call our Investor Relations department at 1-866-296-5361, email our Investor Relations department at ir@windriver.com or visit our investor relations website at http://ir.windriver.com.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Ian Halifax

Senior Vice President, Finance and Administration,

Chief Financial Officer and Secretary

Alameda, California

May 4, 2009

Appendix A

WIND RIVER SYSTEMS, INC.

2005 EQUITY INCENTIVE PLAN

Amended and restated April 27, 2009

1. Purposes of the Plan. The purposes of this Equity Incentive Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Service Providers, and

•	to promote the success of the Company’s business.

Awards granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Shares, Performance Units or Deferred Stock Units, as determined by the Administrator at the time of grant.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Shares, Performance Units or Deferred Stock Units.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Awarded Stock” means the Common Stock subject to an Award.

(f) “Board” means the Board of Directors of the Company.

(g) “Change of Control” means the occurrence of any of the following events, in one or a series of related transactions:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(ii) a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii) the sale or disposition by the Company of all or substantially all the Company’s assets; or

(iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are Directors as of the date this Plan is approved by the Board, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors and whose election or nomination was not in connection with any transaction described in (i) or (ii) above or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(j) “Common Stock” means the Common Stock of the Company.

(k) “Company” means Wind River Systems, Inc.

(l) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services.

(m) “Deferred Stock Unit” means a deferred stock unit Award granted to a Participant pursuant to Section 16.

(n) “Director” means a member of the Board.

(o) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(p) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market of the National Association of Securities Dealers, Inc. Automated Quotation (“Nasdaq”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is quoted on the Nasdaq System (but not on the Nasdaq Global Select Market thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the

Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(s) “Fiscal Year” means a fiscal year of the Company.

(t) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(v) “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Option Agreement.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means a stock option granted pursuant to the Plan.

(y) “Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(z) “Outside Director” means a Director who is neither an Employee nor a Consultant.

(aa) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(bb) “Participant” means the holder of an outstanding Award granted under the Plan.

(cc) “Performance Based-Compensation” means compensation compliant with Code Section 162(m)(4)(C), related Treasury Regulations and other guidance promulgated by the Internal Revenue Service.

(dd) “Performance Goals” means goal(s) or combined goals determined by the Administrator (in its discretion) to be applicable to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following objectively determinable measures: (i) cash flow (including operating cash flow or free cash flow), (ii) revenue (on an absolute basis or adjusted for currency effects), (iii) gross margin, (iv) operating expenses or operating expenses as a percentage of revenue, (v) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings, and may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB”) or adjusted to exclude any or all non-GAAP or non-IASB items), (vi) earnings per share (on a GAAP, non-GAAP, IASB or non-IASB basis), (vii) growth in any of the foregoing measures, (viii) stock price, (ix) return on equity or average stockholders’ equity, (x) total stockholder return, (xi) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (xii) return on capital, (xiii) return on assets or net assets, (xiv) return on investment, (xv) economic value added, (xvi) operating profit, controllable operating profit, or net operating profit, (xvii) operating margin, (xviii) cash conversion cycle, (xix) market share, (xx) contract awards or backlog, (xxi) overhead or other expense reduction,

(xxii) credit rating, (xxiii) improvement in workforce diversity, (xxiv) customer indicators, (xxv) new product invention or innovation, (xxvi) attainment of research and development milestones, (xxvii) improvements in productivity, (xxviii) attainment of objective operating goals, (xxix) bookings, and (xxx) individual employee performance metrics. Performance Goals may differ from Participant to Participant and from Award to Award. Any Performance Goal may be tested or measured, as applicable, (1) in absolute terms, (2) in relative terms (including, but not limited, the passage of time and/or against other companies or financial metrics), (3) on a per share and/or share per capita basis, (4) against the performance of the Company as a whole or against particular segments or products of the Company, and/or (5) on a pre-tax or after-tax basis. On or prior the latest time permitted under Code Section 162(m), the Administrator shall determine whether any element(s) (for example, but not by way of limitation, the effect of mergers or acquisitions) shall be included in or excluded from the calculation of any Performance Goal with respect to any Award (whether or not such determinations result in any Performance Goal being measured on a basis other than GAAP or IASB).

(ee) “Performance Share” means a performance share Award granted to a Participant pursuant to Section 14.

(ff) “Performance Unit” means a performance unit Award granted to a Participant pursuant to Section 15.

(gg) “Plan” means this 2005 Equity Incentive Plan.

(hh) “Restricted Stock” means Shares granted pursuant to Section 12 of the Plan.

(ii) “Restricted Stock Unit” means an Award granted pursuant to Section 13 of the Plan.

(jj) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(kk) “Section 16(b)” means Section 16(b) of the Securities Exchange Act of 1934, as amended.

(ll) “Service Provider” means an Employee, Consultant or Director.

(mm) “Share” means a share of the Common Stock, as adjusted in accordance with Section 18 of the Plan.

(nn) “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Section 11 hereof.

(oo) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan. Subject to the provisions of Section 22 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is 18,750,000 Shares plus any shares subject to any outstanding options under the Company’s 1987 Equity Incentive Plan, the Company’s 1998 Non-Officer Stock Option Plan, the Company’s 1998 Equity Incentive Plan and the Company’s 1995 Non-Employee Directors’ Stock Option Plan that subsequently expire unexercised, up to a maximum of an additional 2,500,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

Any Shares subject to Options or SARs shall be counted against the numerical limits of this Section 3 as one share for every share subject thereto. Any Shares or units subject to Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or Deferred Stock Unit Awards with a per share or unit purchase price lower than 100% of Fair Market Value on the date of grant shall be counted against the numerical limits of this Section 3 as 1.5 shares for every one share subject thereto. To the extent that a Share that was subject to an

Award that counted as 1.5 Shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under the next paragraph of this Section 3, the Plan shall be credited with 1.5 Shares.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Performance Shares or Restricted Stock Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, when a SAR is exercised, the full number of Shares subject to that portion of the SAR being exercised shall be counted against the numerical limits of the first paragraph of Section 3 above, regardless of the number of shares used to settle the SAR upon exercise. Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, that if Shares of Restricted Stock, Performance Shares or Restricted Stock Units are repurchased by the Company at their original purchase price or are forfeited to the Company, such Shares shall become available for future grant under the Plan. Shares used to pay the exercise price of an Option shall not become available for future grant or sale under the Plan. Shares used to satisfy tax withholding obligations shall not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than stock, such cash payment shall not reduce the number of Shares available for issuance under the Plan. Any payout of Performance Units, because they are payable only in cash, shall not reduce the number of Shares available for issuance under the Plan. Conversely, any forfeiture of Performance Units shall not increase the number of Shares available for issuance under the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(r) of the Plan;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine whether and to what extent Awards or any combination thereof, are granted hereunder;

(iv) to determine the number of shares of Common Stock or equivalent units to be covered by each Award granted hereunder;

(v) to approve forms of agreement for use under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or SARs may be exercised or other Awards vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii) to construe and interpret the terms of the Plan and Awards;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

(ix) to modify or amend each Award (subject to Section 24(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options and SARs longer than is otherwise provided for in the Plan (but not longer than their original maximum term);

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award (or distribution of a Deferred Stock Unit) that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld (but no more). The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xii) to determine the terms and restrictions applicable to Awards; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Stock Appreciation Rights, Deferred Stock Units and Nonstatutory Stock Options may be granted to Service Providers. Incentive Stock Options may be granted only to Employees. Outside Directors shall receive automatic awards pursuant to Section 17 hereof and may also receive other awards at the discretion of the Administrator.

6. No Employment Rights. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries, nor shall they interfere in any way with the Participant’s right or the Company’s or Subsidiary’s right, as the case may be, to terminate such employment at any time, with or without cause or notice.

7. Code Section 162(m) Provisions.

(a) Option and SAR Annual Share Limit. No Participant shall be granted, in any Fiscal Year, Options and Stock Appreciation Rights to purchase more than 1,000,000 Shares; provided, however, that such limit shall be 3,000,000 Shares in the Participant’s first Fiscal Year of Company service.

(b) Restricted Stock, Restricted Stock Units and Performance Share Annual Limit. With respect to any Restricted Stock, Restricted Stock Unit, or Performance Share Awards that the Administrator intends to qualify as Performance-Based Compensation, no Participant shall be granted, in any Fiscal Year, more than 1,000,000 Shares of such Awards; provided, however, that such limit shall be 1,500,000 Shares in the Participant’s first Fiscal Year of Company service.

(c) Performance Units Annual Limit. With respect to any Performance Units that the Administrator intends to qualify as Performance-Based Compensation, no Participant shall receive such Performance Units, in any Fiscal Year, having an initial value greater than $1,000,000, provided, however, that such limit shall be $3,000,000 in the Participant’s first Fiscal Year of Company service.

(d) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units as Performance-Based Compensation, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units to qualify as Performance-Based Compensation. In granting Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units which are intended to qualify under as Performance-Based Compensation, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award as Performance-Based Compensation (e.g., in determining the Performance Goals).

8. Changes in Capitalization. The numerical limitations in Sections 7(a) and (b) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 22(a).

9. Term of Plan. The Plan shall continue in effect for a term of ten (10) years following the date upon which the Board approved the Plan in 2005.

10. Stock Options.

(a) Term. The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Notice of Grant. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Notice of Grant.

(b) Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per share on the date of grant; provided, however, that in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(c) No Repricing. The exercise price for an Option may not be reduced without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for cash or an Option, SAR or other Award.

(d) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period or until performance milestones are satisfied.

(e) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Subject to Applicable Laws, such consideration may consist entirely of:

(i) cash;

(ii) check;

(iii) other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

(iv) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale proceeds required to pay the exercise price;

(v) any combination of the foregoing methods of payment; or

(vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(f) Exercise of Option; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the optioned stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 22 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.

(g) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(h) Disability. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(i) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Option Agreement (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve months following Participant’s death. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(j) ISO $100,000 Rule. Each Option shall be designated in the Notice of Grant as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value:

(i) of Shares subject to a Participant’s Incentive Stock Options granted by the Company, any Parent or Subsidiary, which

(ii) become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 10(j), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.

11. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. Subject to Section 7(a) of the Plan, the Administrator shall have complete discretion to determine the number of SARs granted to any Participant.

(b) Exercise Price and other Terms. Subject to Section 7(a) of the Plan, the Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR may have a term of more than ten (10) years from the date of grant. The per share exercise price for an SAR shall be determined by the Administrator and shall be no less than

100% of the Fair Market Value per share on the date of grant. The exercise price for the Shares or cash to be issued pursuant to an already granted SAR may not be reduced without the consent of the Company’s stockholders. This shall include, without limitation, a repricing of the SAR as well as an SAR exchange program whereby the Participant agrees to cancel an existing SAR in exchange for cash, an Option, SAR or other Award.

(c) Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) the number of Shares with respect to which the SAR is exercised.

(d) Payment upon Exercise of SAR. At the discretion of the Administrator, and as specified in the Award Agreement, payment for a SAR may be in cash, Shares or a combination thereof.

(e) SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, whether or not it may be settled in cash and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

(f) Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.

(g) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability termination, the Participant may exercise his or her SAR within such period of time as is specified in the SAR Agreement to the extent that the SAR is vested on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Agreement). In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for three months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall revert to the Plan. If, after termination, the Participant does not exercise his or her SAR within the time specified by the Administrator, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

(h) Disability. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her SAR within such period of time as is specified in the SAR Agreement to the extent the SAR is vested on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Agreement). In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall revert to the Plan. If, after termination, the Participant does not exercise his or her SAR within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

(i) Death of Participant. If a Participant dies while a Service Provider, the SAR may be exercised following the Participant’s death within such period of time as is specified in the SAR Agreement (but in no event may the SAR be exercised later than the expiration of the term of such SAR as set forth in the SAR Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such SAR may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the SAR is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for twelve (12) months following Participant’s death. If the SAR is not so exercised within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.

12. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Restricted Stock may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. Subject to Section 7(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component, upon which is conditioned the grant, vesting or issuance of Restricted Stock.

(b) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock granted under the Plan. Restricted Stock grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock or the restricted stock unit is awarded. The Administrator may require the recipient to sign a Restricted Stock Award agreement as a condition of the award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.

(c) Restricted Stock Award Agreement. Each Restricted Stock grant shall be evidenced by an agreement that shall specify the purchase price (if any) and such other terms and conditions as the Administrator, in its sole discretion, shall determine; provided; however, that if the Restricted Stock grant has a purchase price, such purchase price must be paid no more than ten (10) years following the date of grant.

13. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Subject to Section 7(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock Unit award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued service but may include a performance-based component, upon which is conditioned the grant or vesting of Restricted Stock Units. Restricted Stock Units shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the units to acquire Shares.

(b) Vesting Criteria and Other Terms. The Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant shall be entitled to receive a payout as specified in the Restricted Stock Unit Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the Restricted Stock Unit Award Agreement. The Administrator shall pay earned Restricted Stock Units in Shares.

(e) Cancellation. On the date set forth in the Restricted Stock Unit Award Agreement, all unearned Restricted Stock Units shall be forfeited to the Company.

14. Performance Shares.

(a) Grant of Performance Shares. Subject to the terms and conditions of the Plan, Performance Shares may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. Subject to Section 7(b) hereof, the Administrator shall have complete discretion to determine (i) the number of Shares subject to a Performance Share award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Shares. Performance Shares shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the units to acquire Shares.

(b) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan. Performance Share grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Shares agreement as a condition of the award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.

(c) Performance Share Award Agreement. Each Performance Share grant shall be evidenced by an agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.

15. Performance Units.

(a) Grant of Performance Units. Performance Units are similar to Performance Shares, except that they shall be settled in a cash equivalent to the Fair Market Value of the underlying Shares, determined as of the vesting date. Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Units. Performance Units shall be granted in the form of units to acquire Shares. Each such unit shall be the cash equivalent of one Share of Common Stock. No right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Units or the cash payable thereunder.

(b) Number of Performance Units. Subject to Section 7(c) hereof, the Administrator will have complete discretion in determining the number of Performance Units granted to any Participant.

(c) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Units granted under the Plan. Performance Unit grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the grant is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Unit agreement as a condition of the award. Any certificates representing the units awarded shall bear such legends as shall be determined by the Administrator.

(d) Performance Unit Award Agreement. Each Performance Unit grant shall be evidenced by an agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.

16. Deferred Stock Units.

(a) Description. Deferred Stock Units shall consist of a Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred Stock Units shall remain subject to the claims of the Company’s general creditors until distributed to the Participant.

(b) 162(m) Limits. Deferred Stock Units shall be subject to the annual 162(m) limits applicable to the underlying Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit Award as set forth in Section 7 hereof.

17. Automatic RSU Grants to Outside Directors. All grants to Outside Directors under this Section 17 shall be automatic and non-discretionary and shall be made in accordance with the following provisions:

(a) First RSU. Each Outside Director shall be automatically granted a Restricted Stock Unit covering 30,000 Shares (the “First RSU”) upon the date on which such person first becomes a Director, whether through election by the stockholders of the Company or appointment by the Board of Directors to fill a vacancy.

(b) Annual RSU. On April 1 of each year (A) each Outside Director who was an Outside Director on April 1 of the previous year shall be automatically granted a Restricted Stock Unit covering 18,000 Shares, and (B) each Outside Director who was not an Outside Director on April 1 of the previous year shall be automatically granted a Restricted Stock Unit covering the number of Shares determined by multiplying 18,000 Shares by a fraction, the numerator of which is the number of days since the Outside Director received their First RSU, and the denominator of which is 365, rounded down to the nearest whole Share (in either case, the “Annual RSU”).

(c) Share Shortfall. Notwithstanding the provisions of subsections (a) and (b) hereof, in the event that an automatic grant hereunder would cause the number of Shares subject to outstanding Awards plus the number of Shares previously issued pursuant to the Plan to exceed the number of Shares available for issuance under the Plan, then each such automatic grant shall be for that number of Shares determined by dividing the total number of Shares remaining available for grant by the number of Outside Directors on the automatic grant date. Any further grants shall then be deferred until such time, if any, as additional Shares become available for grant under the Plan.

(d) RSU Vesting. Restricted Stock Units granted under this Section 17 shall vest and be settled as follows:

(i) the First RSU shall vest and be settled as to 25% of the covered Shares on each anniversary of the grant date, so as to become 100% vested and settled on the four year anniversary of the grant date, subject to the Participant remaining a Service Provider through each vesting date.

(ii) the Annual RSUs shall vest and be settled as to 100% of the covered Shares on the first anniversary of the grant date, subject to the Participant remaining a Service Provider through each vesting date.

18. Leaves of Absence. Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall cease commencing on the first day of any unpaid leave of absence and shall only recommence upon return to active service.

19. Part-Time Service. Unless the Administrator provides otherwise or except as otherwise required by Applicable Laws, any service-based vesting of Awards granted hereunder shall be extended on a proportionate basis in the event an Employee transitions to a work schedule under which they are customarily scheduled to work on less than a full-time basis, or if not on a full-time work schedule, to a schedule requiring fewer hours of service. Such vesting shall be proportionately re-adjusted prospectively in the event that the Employee subsequently becomes regularly scheduled to work additional hours of service.

20. Death of Participant. Unless determined otherwise by the Administrator and set forth in an Award Agreement, in the event a Participant dies while a Service Provider, then 100% of the Shares or units subject to his or her outstanding Awards shall vest 100% on the date of death.

21. Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate; provided, however, that in no event shall an Award be transferable for value.

22. Adjustments Upon Changes in Capitalization, Dissolution or Liquidation or Change of Control.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award and the 162(m) fiscal year share issuance limits under Sections 7(a) and (b) hereof shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Compensation Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option or SAR until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised (with respect to Options and SARs) or vested (with respect to other Awards), an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change of Control.

(i) Stock Options and SARs. In the event of a Change of Control, each outstanding Option and SAR shall be assumed or an equivalent option or SAR substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (except for Outside Director Awards granted pursuant to Section 17 hereof). With respect to (i) Outside Director Awards granted pursuant to Section 17 hereof, and (ii) Options or SARs that the successor corporation refuses to assume or substitute, the Participant shall fully vest in and have the right to exercise the Award as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR becomes fully vested and exercisable pursuant to the preceding sentence, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the Change of Control, the option or stock appreciation right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option or SAR immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Awarded Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

(ii) Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Deferred Stock Units. In the event of a Change of Control, each outstanding Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit award shall be assumed or an equivalent Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. With respect to (i) Outside Director RSUs granted pursuant to Section 17 hereof, and (ii) Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit awards that the successor corporation refuses to assume or substitute, the Participant shall fully vest in all of the Awarded Stock (or with respect to Performance Units, the cash equivalent thereof), including Shares as to which it would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit and Deferred Stock Unit award shall be considered assumed if, following the Change of Control, the award confers the right to purchase or receive, for each Share (or with respect to Performance Units, the cash equivalent thereof) subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

23. Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

24. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan; provided, however, that the Board may not materially amend the Stock Plan without obtaining stockholder approval.

(b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Section 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing (or electronic format) and signed by the Participant and the Company.

25. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares (or with respect to Performance Units, the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

26. Liability of Company.

(a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b) Grants Exceeding Allotted Shares. If the Awarded Stock covered by an Award exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Awarded Stock, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 24(b) of the Plan.

27. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

WIND RIVER SYSTEMS, INC. 500 WIND RIVER WAY ALAMEDA, CA 94501 ATTN: INVESTOR RELATIONS

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M14314-P80833 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WIND RIVER SYSTEMS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends a vote number(s) of the nominee(s) on the line below.

“FOR” all nominees listed in Proposal 1 and for each of Proposal 2 and Proposal 3. 0 0 0 Vote on Directors

1. Election of Directors Nominees: 01) John C. Bolger 05) Harvey C. Jones 02) Jerry L. Fiddler 06) Kenneth R. Klein 03) Narendra K. Gupta 07) Standish H. O’Grady 04) Grant M. Inman

Vote on Proposals For Against Abstain 2. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Wind River Systems, Inc. for the fiscal year ending January 31, 2010.

3. To approve amendments to Wind River’s 2005 Equity Incentive Plan (i) to increase the aggregate number of shares of Wind River’s Common Stock authorized and reserved for issuance under the plan by 3,600,000 shares; (ii) to permit awards granted under the plan to continue to qualify as deductible “performance based compensation” within the meaning of Internal Revenue Code Section 162(m); and (iii) to revise the permissible performance goals and annual share limits applicable to certain plan awards intended to qualify as deductible “performance based compensation” within the meaning of Internal Revenue Code Section 162(m). For address changes and/or comments, please check this box and 0 write them on the back where indicated. Please indicate if you plan to attend this meeting. 0 0Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M14315-P80833 WIND RIVER SYSTEMS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 2009

The undersigned stockholder of Wind River Systems, Inc. (“Wind River”) hereby acknowledges receipt of Wind River’s Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoints Kenneth Klein and Ian Halifax, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Wind River that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Wind River to be held at 500 Wind River Way, Alameda, California on Thursday, June 18, 2009 at 9:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR EACH OF PROPOSAL 2 AND PROPOSAL 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. FOR ANY AND ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY SHALL BE VOTED WITH DISCRETIONARY AUTHORITY.

Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side